As filed with the Securities and Exchange Commission on
                        Registration No. ________________


                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form SB2

                          Registration Statement under
                           the Securities Act of 1933

                       WorldTeq Group International, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                        Nevada                        03-7392107
            (State or other jurisdiction of        (I.R.S. Employer
            Incorporation or organization)       Identification Number)


                                      4899
                          (Primary Standard Industrial
                          (Classification Code Number)

                          30 West Gude Drive, Suite 470
                            Rockville, Maryland 20850
                                  (888)263-7776


    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Jeffrey Lieberman
                          30 West Gude Drive, Suite 470
                            Rockville, Maryland 20850
                                  (888)263-7776


  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With a copy to:

                            Jonathan Dariyanani, Esq.
                           1329 Clay Street, Suite 300
                             San Francisco, CA 94109
                               (415) 699-7121 Tel
                               (415) 358-5548 Fax

     Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.


     If this form is filed to register additional securities for an offering under Rule 462(b) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [].

     If this form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [].

     If this form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [].

     If delivery of the prospectus is expected to be made under Rule 434, please check the following box [].

     If this form is filed to register securities for an offering to be made on a continuous or delayed basis in the future under Rule 415, please check the following box [X].

                                       CALCULATION OF REGISTRATION FEE


TITLE OF EACH CLASS OF SECURITIES TO BE   AMOUNT TO BE       PROPOSED       PROPOSED MAXIMUM     AMOUNT OF
          REGISTERED                     REGISTERED (7)      MAXIMUM       AGGREGATE OFFERING   REGISTRATION
                                                          OFFERING PRICE          PRICE             FEE
                                                            PER SHARE
Common Stock, $.001 par value, issuable
upon exercise of warrants                 1,000,000 (1)  $        0.17(8)  $           170,000         21.54
Common Stock, $.001 par value, issuable
upon exercise of warrants                 1,000,000 (2)  $       0.20 (2)  $           200,000         25.34
Common Stock, $.001 par value, issuable
upon exercise of warrants                 2,000,000 (3)  $       0.25 (3)  $           500,000         63.35
Common Stock, $.001 par value, issuable                                                                31.68
upon exercise of warrants                 1,000,000 (4)  $       0.25 (4)  $           250,000
Common Stock, $.001 par value, issuable
upon exercise of warrant                  3,000,000 (5)  $       .170 (8)  $           510,000         64.62
Common Stock, $.001 par value             5,343,511 (6)  $       0.17 (8)  $        908,396.87        115.09
                                 Total:     13,343,511                                  Total:        321.62

(1) Represents shares which are issuable upon exercise of warrants at $0.15 per share issued to XCL Partners, Inc.

(2) Represents shares which are issuable upon exercise of warrants at $0.20 per share issued to XCL Partners, Inc.

(3) Represents shares which are issuable upon exercise of warrants at $0.25 per share issued to XCL Partners, Inc.

(4) Represents shares which are issuable to Chesapeake Group, Inc. upon exercise of warrants at $0.25 per share.

(5) Represents shares which are issuable to Bruce Bertman upon exercise of warrants at $0.03 per share.

(6) Represents currently outstanding shares issued to Bruce Bertman in a private placement.

(7) The number of shares being registered represents our good faith estimate of the maximum number of shares we may issue upon exercise of common stock purchase warrants to purchase common stock. The actual number of shares of common stock received upon exercise of the warrants may vary from this number. In addition to the shares set forth in the table, the amount of shares to be registered under this registration statement includes an indeterminate number of shares issuable upon exercise of warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(8) Estimated pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low prices of the Common Stock, as reported in the Over the Counter Bulletin Board as of June 8, 2004, solely for the purpose of computing the registration fee.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WORLDTEQ GROUP INTERNATIONAL, INC. AND THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus (subject to completion)


Issued [to be dated upon printing of prospectus] 2004



                        13,343,511 Shares of Common Stock

                       WORLDTEQ GROUP INTERNATIONAL, INC.

                                  COMMON STOCK



     This prospectus covers the resale of an aggregate of 13,343,511 shares of our common stock that may be sold from time to time by the Selling Stockholders named in this prospectus. The aggregate shares consist of 5,343,511 shares of currently outstanding common stock and 8,000,000 shares of common stock issuable upon exercise of common stock purchase warrants. The warrants were acquired by the selling shareholder directly from the Company in a private offering that was exempt from registration under the US securities laws.

     We will receive no proceeds from the sale of any of our common stock by the Selling Stockholders. We will receive the proceeds from the Selling Stockholders' exercise of warrants. However, the Selling Stockholders are under no obligation to exercise the warrants.

     The offering of up to 13,343,511 shares by the selling stockholders could have a substantial negative effect on the price of WorldTeq shares. The selling stockholder may be deemed to be "underwriters" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

Our common stock is listed on the over-the-counter Bulletin Board under the symbol "WTEQ". On May 27, 2004, the average of the high and low prices for our common stock was $0.17 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING AT PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The offerings by the selling stockholders will commence promptly after the effectiveness of this registration statement. The offerings will terminate no later than August 31, 2004.

Table of contents                                               Page


Inside front and outside back cover pages of prospectus            4

Summary information risk factors                                   6

Risk Factors                                                       8

Use of proceeds                                                   12

Dilution                                                          13

Determination of offering price                                   13

Selling security holders                                          13

Plan of distribution                                              14

Legal proceedings                                                 15

Directors, executive officers, promoters and control persons      15

Security ownership of certain beneficial owners and management    16

Description of securities                                         17

Interest of named experts and counsel                             18

Disclosure of commission position on indemnification for          18
securities act liabilities

Organization within Last Five Years                               19

Description of business                                           19

Management's discussion and analysis                              22

Description of property                                           24

Certain relationships and related transactions                    24

Market for common equity and related stockholder matters          25

Executive compensation                                            27

Financial statements                                              29

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell shares of our Common Stock and seeking offers to buy shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the Common Stock is sold.

Until _________, 2004 (40 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                  PART I - INFORMATION REQUIRED IN PROSPECTUS:
                      SUMMARY INFORMATION AND RISK FACTORS


                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that you should consider before receiving a distribution of our common stock. You should read the following summary together with the more detailed information regarding our company and the Common Stock being sold in this offering, including "Risk Factors" and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Our Company
-----------
WorldTeq Group International, Inc. was incorporated under the laws of Nevada on October 13, 1997, and was originally named Halo Holdings of Nevada, Inc. On October 15, 2001, we amended our articles of incorporation to adopt our current name, which we believe more accurately reflects the business in which we are now engaged.

From the date of our incorporation in 1997 until early 1999 our company was engaged in skydiving and related business ventures. Between February and April 1999 we sold our skydiving business and acquired three companies which were providers of Internet connectivity and related products and services. Specifically, in February 1999 we acquired Virtual Information Express, Inc. a Maryland corporation, which provided outsourced Internet services such as e-commerce applications and collaborative technologies. In March 1999, we acquired Computer Ease LLC, a Maryland limited liability company which provided Web design and development services to corporate clients and associations. Computer Ease was merged into our subsidiary A1 Internet Services, Inc., a Delaware corporation. In April 1999 we acquired Networld Ohio, Inc., an Ohio corporation, which is an Internet service provider ("ISP") based in Freemont, Ohio. In March 1999 we wound down Virtual Information Express. In November of 2000 we formed WorldTeq Corporation, a Delaware Corporation, to focus on adding Long Distance services to our product line. In May of 2003 Networld Ohio, Inc., a wholly owned subsidiary of WorldTeq Group International, Inc., was sold to our former president, Bruce Bertman for $1. WorldTeq recorded the sale as a credit to additional paid in capital for the net liabilities totaling approximately $435,000. In September of 2003 WorldTeq added financial services to its product line in the form of Payroll services through its stored-value debit card product, MonEcard. In February of 2004 WorldTeq began development on a new web portal called MundoTeq.com. The portal is being created in Spanish language and will be marketed to Spanish language web users as a web tool offering free services and paid services in localized Spanish language such as long distance, Internet access, calling cards, the debit card, and more.As a result of these transactions, our principal business will eventually become the operation of
MundoTeq.com to generate revenues.   This will be in addition to continuing with
providing Payroll solutions to small to medium sized companies, as well as Long Distance Service and related products and services to both business and residential customers alike.

Our principal offices are located at 30 West Gude Drive, Rockville, MD 20850 (telephone # 888-263-7776).

THE OFFERING
------------

--------------------------------------------------------------------------------------------
Common stock offered by selling shareholders. . .  13,343,511 shares
-------------------------------------------------  -----------------------------------------
Common stock to be outstanding after the offering  42,706,190 shares
-------------------------------------------------  -----------------------------------------
Use of proceeds . . . . . . . . . . . . . . . . .  We will receive no proceeds from the sale of any of our common stock by the
                                                   Selling Stockholders. We may receive the
                                                   proceeds from the Selling Stockholders'
                                                   exercise of warrants; however, there can
                                                   be no assurance that any warrants will be
                                                   exercised
-------------------------------------------------  -----------------------------------------
OTC Bulletin Board. . . . . . . . . . . . . . . .  WTEQ
--------------------------------------------------------------------------------------------

The above information is based on the number of shares of Common Stock outstanding as of May 14, 2004, assumes exercise of the warrants for Common Stock by the selling shareholders and excludes:


     - 3,582,000 shares of Common Stock issuable upon exercise of outstanding stock options issued to employees, directors and consultants at exercise prices ranging from $.13 to $.29 per share.


WHERE YOU CAN FIND MORE INFORMATION:
------------------------------------

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Callers in the United States can also call 1-800-732-0330 for further information on the operations of the public reference facilities.


SUMMARY OF FINANCIAL DATA:
--------------------------

The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.


                          STATEMENT OF OPERATIONS DATA
                         (Dollar amounts and share data)


                          Three Months Ended              Year Ended
                              March 31                   December 31
                     --------------------------  --------------------------
                         2003          2004          2002          2003
                     ------------  ------------  ------------  ------------
                            (Unaudited)
Revenues             $   117,540   $   382,444   $   820,933   $ 4,221,968
Net (Loss)           $  (279,581)  $  (136,827)  $  (421,761)  $  (493,749)
Basic and Diluted
   (Loss) Per
   Common Share      $      (.01)  $      (.01)  $      (.01)  $      (.03)

Basic and Diluted
Weighted Average
Shares Outstanding    31,139,524    21,630,000    23,612,937    19,105,000

                               BALANCE SHEET DATA


                             March 31, 2004    December 31, 2003
                            ----------------  -------------------
                              (Unaudited)
Total Assets                $       142,536   $           79,302
Total Current Liabilities   $       506,232   $          480,529
Stockholders' Deficit       $      (363,696)  $         (401,227)


                                  RISK FACTORS
                                  ------------


     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Risks and uncertainties, in addition to those we describe below, that are not presently known to us, or that we currently believe are immaterial may also impair our business operations. If any of the following risks occur, our business could be harmed, the price of our common stock could decline and you may lose all or part of your investment.


RISKS RELATED TO OUR FINANCIAL RESULTS
--------------------------------------

WE HAVE A HISTORY OF LOSSES AND CANNOT BE CERTAIN WE WILL ACHIEVE POSITIVE CASH FLOW.

Since inception, we have incurred significant operating losses and negative cash flow from operations. We are likely to continue to incur significant additional losses in the intermediate term. Even thereafter, we cannot be certain that we will achieve or sustain positive cash flow or profitability from our operations. Our net losses and negative cash flow from operating activities are likely to continue even longer than we currently anticipate if:

     - We can not establish and maintain a customer base that generates sufficient revenue;
     - Prices for our products or services decline faster than we have anticipated;
     - We cannot remain competitive in the innovation and quality of our products; or
     -    We cannot attract and retain qualified personnel.

Our ability to achieve our objectives is subject to financial, competitive, regulatory, legal, technical and other factors, many of which are beyond our control.

WE HAVE A HISTORY OF CHANGING OUR BUSINESS FOCUS.

We have limited historical operating and financial information on which to base an evaluation of our performance and our prospects. We have acquired three companies since the beginning of 1999 and disposed of substantially all of the
businesses in which we were engaged in over the prior years.   One acquisition
was an Internet company, which was a wholly-owned subsidiary. The other two acquisitions were long distance companies that were merged into our wholly-owned subsidiary, WorldTeq Corporation. Many of the accounts and/or customers acquired from those acquisitions have since left due to changes in the industry. All of this limits the comparability of our operating and financial information from period to period.

RISKS RELATED TO OUR BUSINESS
-----------------------------

WE ARE IN A RAPIDLY EVOLVING MARKET, AND WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP OUR PRODUCTS, WHICH COULD HARM US AND FORCE US TO CEASE OPERATIONS.

You should consider our prospects in light of the substantial risks, expenses, uncertainties and difficulties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. The Internet services industry in which we operate is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new service, software and other product innovations. We cannot guarantee that we will be able to identify new service opportunities successfully and develop and bring new products and services to market in a timely and cost-effective manner, or that product, software and services or technologies developed by others will not render our products and services non-competitive or obsolete. In addition, we cannot provide any assurance that our product or service developments or enhancements will achieve or sustain market acceptance or be able to address effectively the compatibility and interoperability issues raised by technological changes or new industry standards. Other risks include the possibility that:

     - We may be unable to increase and sustain levels of interest in our products and services by Associations, membership marketing companies and ISPs;

     - We may fail to sell our products successfully through our direct sales force;
     - Our competitors may develop services or products similar or superior to our own;
     - Market prices for our products and services may fall as a result of competition or other factors;
     - We may be unable to identify, attract, motivate and retain qualified personnel; and
     - We may fail to fully integrate our existing operations, the technology and operations with any of the businesses that we might acquire.

We cannot be sure that we will be successful in addressing such risks, and the failure to do so could have a material adverse impact on our business, financial condition and results of operation.

WE ARE DEPENDENT ON GLOBAL CROSSING FOR LONG DISTANCE AND OTHER VOICE SERVICES.

Our ability to offer end-user access to a tier one Voice network on an affordable basis is dependent upon our relationship with Global Crossing. If these relationships were to be terminated, or if the terms were to be substantially amended, we might be required to enter into arrangements for traffic with other providers on less favorable terms. There is no assurance that we would be able to purchase voice services on comparable terms and there is no assurance that we would be able to pass on additional costs to our customers. Our inability to obtain traffic on comparable terms could materially and adversely affect our business, financial condition and results of operations.

WE RELY ON OTHERS TO MARKET OUR PRODUCTS AND SERVICES TO END-USERS.

We believe that we may derive the majority of our recurring revenues from subscription fees and fees for value added services paid by end-users of our products and services. The amount of these revenues is dependent upon the level of success achieved by resellers, membership marketing companies and multi-level market organizations (MLM's) in marketing our products and services to their members and customers. If sales to end-users do not meet our expectations, our business would be adversely affected and we would be required to develop alternate marketing and sales strategies.

WE ARE SUBJECT TO RISKS AS WE MAKE ACQUISITIONS AND ENGAGE IN STRATEGIC
ALLIANCES.

As part of our business strategy, we may acquire, make investments in, or enter into strategic alliances with companies in complementary businesses, so as to optimize our market presence in the regions we presently serve and expand into other regions. In particular, we intend to acquire local and regional ISPs and E-commerce companies. Any such future acquisitions, investments or strategic alliances would involve risks, such as:

     - Incorrect assessment of the value, strengths and weaknesses of acquisition and investment opportunities;
     - Underestimating the difficulty of integrating the operations and personnel of newly acquired companies;
     - Potential disruption of our ongoing business, including possible diversions of resources and management time;
     - Potential inability to maintain uniform standards, control, procedures and policies;
     - And the threat of impairing relationships with employees and customers as a result of changes in management or ownership.

We cannot assure that we will be successful in overcoming these risks. Moreover, we cannot be certain that any desired acquisition, investment or strategic alliance could be made in a timely manner or on terms and conditions acceptable to us. Neither can we assure that we will be successful in identifying attractive acquisition candidates. We expect that competition for such acquisitions may be significant. Competition for Internet companies is based on a number of factors including price, terms and conditions, size, access to capital, and ability to offer cash, stock or other forms of consideration. We may compete with others who have similar acquisition strategies, many of whom may be larger and have access to greater financial and other resources than those available to us at any given time.

An additional risk associated with acquisitions is that many attractive acquisition candidates do not have audited financial statements and have varying degrees of internal controls. Although we may believe that the available financial information for a particular business is reliable, we cannot guarantee that a subsequent audit would not reveal matters of significance, including but not limited to those in connection with liabilities, contingent or otherwise. We expect that, from time to time in the future, we will enter into acquisition agreements, the pro forma effect of which are not known and cannot be predicted.

WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH.

Our growth strategy has placed, and will continue to place, a significant strain on our customer support, sales and marketing, administrative resources, network and operations, and management and billing systems. Such a strain on our administrative and operational capabilities could adversely affect the quality of our services and our ability to collect revenues. To manage our growth effectively, we will have to enhance the efficiency of our operational support, all back office processes and financial systems and controls. We cannot assure that we will be able to maintain adequate internal operating, administrative and financial systems, and procedures and controls.

Managing our growth will become even more challenging as we expand our target markets and our product and service offerings. Promotion and enhancement of our products and services will depend largely on our success in continuing to provide high quality Internet communications services, solution and product support. We cannot guarantee that we will be able to maintain those levels of quality. If we are unable to do so or otherwise fail to promote and maintain our products or services, or if we incur excessive expenses in an attempt to improve our services or promote and maintain our products, then our business, results of operations and financial condition could be materially and adversely affected.

In addition, as we continue to grow we will have to expand and train our employee base to handle the increased volume and complexities of our business. We cannot assure that we will be able to attract, train and manage sufficient personnel to keep pace with our growth.

SALES OF SHARES  BY OUR SHAREHOLDERS COULD DEPRESS OUR STOCK PRICE.

The market price of our common stock could drop as a result of sales of a large number of our shares in the public market. The perception that such sales may occur could have the same effect. As of May 1, 2004, our executive officers and directors owned, directly or indirectly, less than 1% of our common stock.

WE ARE SUBJECT TO SECURITY AND FRAUD RISKS.

Despite our efforts to implement network security measures, such as limiting physical and network access to our computers, our Internet infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems caused by customers, employees or other Internet users. Computer viruses, break-ins or other disruptive or security problems could lead to interruptions, delays or cessation in service to our Internet customers. Further, such inappropriate or unauthorized use of the Internet could also potentially jeopardize the security of confidential information stored in the computer systems of our customers and other parties connected to the Internet, which may deter potential customers and give rise to liability to users whose security or privacy has been violated. The security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry in general and our customer base and revenues in particular. A significant security breach could result in a loss of customers, damage to our reputation, direct damages, costs of repair and detection and other expenses. In addition, our revenues for any given period may be adversely affected by fraud or debt collection problems that we experience. The occurrence of any of these events could have a material adverse effect our business, results of operations and financial condition.

WE MAY BE HURT BY SYSTEM FAILURES.

Our success is largely dependent upon our ability to deliver uninterrupted long distance. Any system failure that causes interruptions in our operations could have a material adverse effect on us. We currently rely upon our vendor's Internet Network. Failures in this or any other telecommunications network on which we rely would result in customers' receiving no or diminished long distance service.


WE COULD BE HELD LIABLE FOR INFORMATION DISSEMINATED OVER OUR NETWORK.

The law relating to the liability of ISPs for information and materials carried on or disseminated through their networks has not been completely clarified. The possibility that courts could impose liability for information or material carried on or disseminated through our network could require us to take measures to reduce our exposure to such liability. Such measures may require us to spend substantial resources or to discontinue certain product or service offerings. Any of these actions could have a material adverse effect on our business, operating results and financial condition.

Due to the increasing use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, taxes, defamation, obscenity, intellectual property protection, consumer protection, technology export and other controls. Changes in the regulatory environment relating to the Internet services industry could have a material adverse effect on our business, results of operation and financial condition.

WE ARE SUBJECT TO INTELLECTUAL PROPERTY RISKS.

Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving and we cannot be certain as to the future viability or value of any of our intellectual property rights or those of other companies within the IT industry. We cannot assure that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Any such infringement or misappropriation, should it occur, could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we cannot be certain that our business activities will not infringe the proprietary rights of others or that such other parties will not assert infringement claims against us. We anticipate that we may be subject to claims in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties due to the dissemination of our content or the provision of access by our online services to content made available by third parties. Such claims and any resultant litigation, should it occur, could subject us to significant liability for damages and could result in invalidation of our property rights and, even if not meritorious, could be time-consuming and expensive to defend, and could result in the diversion of management time and attention, any of which could have a material adverse effect on our business, results of operations and financial condition.

We regard substantial elements of our products and services as proprietary, and we attempt to protect them by relying on trademark, service mark, trade dress, copyright and trade secret laws and restrictions on disclosure and transfer of title. We also enter into confidentiality agreements with our employees, suppliers, distributors, consultants, vendors and customer and license agreements with third parties and generally seek to control access to and distribution of our technology, documentation and other proprietary information. We are pursuing the registration of our service marks, but we currently have no patents or applications for patents pending for our products or services. Effective service mark, copyright and trade secret protection may not be available.

WE DO NOT EXPECT TO PAY DIVIDENDS.

The Company does not anticipate paying cash dividends in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to recover their investment. Investors seeking cash dividends should not purchase our common stock.

RISKS RELATED TO THIS OFFERING AND OUR STOCK
--------------------------------------------

PURCHASES AND SALES OF OUR STOCK ARE SUBJECT TO PENNY STOCK REGULATIONS

Our stock has had a market price of less than $5.00 per share. The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price less than $5.00 per share, subject to certain exceptions. During periods when our common stock does not qualify for inclusion on the NASDAQ Small Cap Market or is removed there from, the common stock may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell our common stock in the public market.


WE ARE LISTED ON THE NASD OTC ELECTRONIC BULLETIN BOARD, WHICH CAN BE A VOLATILE MARKET.

Our Common Stock is quoted on the OTC Electronic Bulletin Board ("OTCBB"). It is a more limited trading market than the NASDAQ SmallCap Market, and timely, accurate quotations of the price of our Common Stock may not always be available. You may expect trading volume to be low in such a market. Consequently, the activity of only a few shares may affect the market and may result in wide swings in price and in volume.

FUTURE SALES OF OUR COMMON STOCK OR THE PERCEPTION THAT FUTURE SALES COULD OCCUR
--------------------------------------------------------------------------------
MAY CAUSE DILUTION AND THE SALE OF THE SHARES OF COMMON STOCK ACQUIRED BY THE
-----------------------------------------------------------------------------
SELLING SHAREHOLDERS COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.
--------------------------------------------------------------------------


The 13,343,511 shares subject to this prospectus represent 31.24% of our common stock outstanding after this offering. The selling stockholders under this registration statement will be permitted to sell their registered shares in the open market from time to time without advance notice to us or to the market and without limitations on volume.

In addition to the shares listed in this prospectus, during 2003, we have registered a total of up to 5,000,000 shares to consultants for services performed. The selling stockholders under our registration statements will be permitted to sell their registered shares in the open market from time to time without advanced notice to us or to the market and without limitations on volume.

In addition, approximately 12,941,866 shares of common stock issued to stockholders are available for resale under Rule 144, subject to notice, volume and manner of sale restrictions under that rule.

Sales of shares pursuant to exercisable options and warrants could also lead to subsequent sales of the shares in the public market. These sales, together with sales of existing stockholders, could depress the market price of our stock by creating an excess in supply of shares for sale. Availability of these shares for sale in the public market could also impair our ability to raise capital by selling equity securities.


AS A NEW INVESTOR, YOU WILL INCUR SUBSTANTIAL DILUTION AS A RESULT OF THIS REGISTRATION AND FUTURE EQUITY ISSUANCES, AND AS A RESULT, OUR STOCK PRICE COULD DECLINE.

     The offering price is substantially higher than the pro forma, net tangible book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution. This dilution is due in large part to earlier investors in our company having paid substantially less than the current market price when they purchased their shares. We have issued options and warrants to acquire common stock to our employees, directors and consultants at various prices, some of which are or may in the future be below the market price of our stock. If exercised, these options and warrants will cause immediate and possibly substantial dilution to our stockholders. In addition to the warrants registered on this registration statement, we currently have options and warrants for approximately 2,350,000 shares outstanding that have exercise prices at or below the recent market price of our stock of $0.17 per share. We have options and warrants for 1,232,000 shares outstanding at prices above the current $0.17 market price, and if the current market price increases, these options and warrants could have a dilutive effect on stockholders if exercised. Future options issued under our stock option plan may have further dilutive effects.


SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS.
--------------------------------------------------

Some of the statements under "Risk Factors," "Plan of Operation," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's results, levels of activity, performance, or achievements to be significantly different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this Prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this Prospectus to conform them to actual results.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will pay the costs of registering those shares. We will receive no proceeds from the sale of shares of common stock in this offering. Upon exercise of the warrants issued to the selling stockholders, we could receive gross proceeds of up to $1,190,000. However, there can be no assurance that any of these warrants will be exercised by the selling stockholders, that any of the underlying shares of common stock will be sold hereunder, or that we will receive any proceeds from the warrants.

The amounts that we actually expend for working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash that we generate from operations. As a result, we will retain broad discretion over the allocation of any proceeds. Pending these uses, we will invest the net proceeds in short-term money market and money market equivalent securities.


                       DETERMINATION OF THE OFFERING PRICE

The selling shareholder will sell at prevailing market prices or privately negotiated prices. The Company's common shares are quoted on the OTC Bulletin Board under the stock symbol "WTEQ".

                                    DILUTION


The net tangible book value of our company as of March 31, 2004 was ($422,413) or ($0.012) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued upon exercise of the warrants. The amount of dilution will depend on the offering price and number of warrants exercised. The following example shows the dilution to new investors at an offering price of $0.17 per share.

If we assume that our company had issued 8,000,000 shares of common stock at an assumed offering price $0.20 per share (ie, the maximum number of shares registered in this offering), for total proceeds of $1,360,000, less offering expenses of $31,228.04, our net tangible book value would have been $906,358.96 or $0.0212 per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0332 per share and an immediate dilution to new stockholders of $0.1488 per share.

                              SELLING STOCKHOLDERS

The term "selling stockholder" includes the stockholders listed below and their transferees, pledges, donees or other successors.

We are registering for resale certain shares of our common stock. The following table presents information regarding the selling stockholders as of April 20, 2004. Because the selling shareholders may offer all or some of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling shareholders after completion of this offering, we can give no estimate as to the amount of shares that will be held by the selling shareholders after completion of this offering. Each of the selling stockholders that is affiliated with a registered broker-dealer purchased the shares offered by this prospectus in the ordinary course of business and, at the time of the purchase of those shares, did not have any plans to dispose of those shares.

-----------------------------------------------------------------------------------------------------------------
                           Number of    Percentage of    Maximum Number of     Number of Shares    Percentage of
                             Shares         Shares      Shares that will be   Beneficially owned       Shares
                          Beneficially   Beneficially         Offered           After offering      Beneficially
                          Owned Before   Owned Before                                               owned after
                            Offering     Offering (%)                                                 offering
------------------------  ------------  --------------  --------------------  -------------------  --------------
XCL Partners                 4,000,000       9.37% (1)         4,000,000 (2)                0 (2)              0
1301 York Rd., Suite 400
Lutherville, MD 91093
------------------------  ------------  --------------  --------------------  -------------------  --------------
Chesapeake Group, Inc 40     1,000,000       2.34% (3)         1,000,000 (4)                0 (4)              0
West Chesapeake Ave.,
Suite 300
Towson, MD 21204
------------------------  ------------  --------------  --------------------  -------------------  --------------
Bruce Bertman               15,137,511      35.45% (5)         8,343,511 (5)           6,794,000        15.9% (5)
10101 Johns Drive
Damascus, MD 20872
------------------------  ------------  --------------  --------------------  -------------------  --------------


(1) To determine the percentage of shares XCL beneficially owns before the offering, we used 42,706,190, which includes the 8,000,000 warrants registered in this statement.
(2) XCL received the warrants in exchange for providing consulting services in connection with WorldTeq's "investment banking" dealings with NASD broker/dealers and the investing public. Includes warrants to purchase 1,000,000 common stock at a price of $.15 per share, 1,000,000 common stock at a price of $.20 per share, and 2,000,000 common stock at a price of $.25 per share. Although XCL may exercise a portion or all of their warrants, XCL Partners is under no legal obligation to exercise any warrants. Therefore, the number of shares beneficially owned by XCL Partners after the offering assumes the exercise and sale of all warrants.
(3) To determine the percentage of shares Chesapeake beneficially owns before the offering, we used 42,706,190, which includes the 8,000,000 warrants registered in this statement.
(4) Chesapeake Group received the warrant in exchange for providing consulting services in connection with WorldTeq's "investor relations" dealings with NASD broker/dealers and the investing public. Includes warrant to purchase 1,000,000 common stock at a price of $.25 per share. Although Chesapeake may exercise a portion or all of their warrant, Chesapeake is under no legal obligation to exercise any of the warrant. Therefore, the number of shares beneficially owned by Chesapeake after the offering assumes the exercise and sale of all warrants.
(5) Bruce Bertman is our largest single shareholder and our former CEO. He resigned in 2003. To determine the percentage of shares Mr. Bertman beneficially owned before and after the offering, we used 42,706,190, which includes the 8,000,000 warrants registered in this statement. Although Bruce Bertman may exercise a portion or all of his warrants, he is under no legal obligation to exercise any warrants. Therefore, the number of shares beneficially owned by Bruce Bertman after the offering assumes the exercise and sale of all warrants.


                              PLAN OF DISTRIBUTION

The Company's shares are quoted on the OTC Bulletin Board under the stock symbol "WTEQ". The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares included in this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     - an exchange distribution in accordance with the rules of the applicable exchange;
     -    privately negotiated transactions;
     -    settlement of short sales;
     - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     -    a combination of any such methods of sale; and
     -    any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their shares.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify certain selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

                                LEGAL PROCEEDINGS


From time to time we are involved in litigation incidental to the conduct of our business. We are not currently a party to any lawsuit or proceeding which would, in the opinion of management, likely have a material adverse effect on our business, financial condition or results of operations. We are pursuing through legal channels the collection of several cases, one in the amount of $3,400,000 where we have a default judgment against St. Andrews Telecommunications and are investigating the possibility of pursuing the management and shareholders to collect. We have filed in District Court in Montgomery County MD a suit to collect $337,000 by Zenex Telecommunications; this debt has a signed promissory note and guarantee from the public company parent Zenex International.

In the beginning of 2003, our former President and Chief Executive Officer, Mr. Bruce Bertman, was convicted in the Southern District of Florida for wire, mail and securities fraud and conspiracy in connection with the sale of WorldTeq Group International common stock. There are no allegations of financial statement impropriety, unlike recent actions taken against companies such as WorldCom. We have no reason to believe our financial statements issued prior to his resignation as filed with the SEC are in any way inaccurate or will require restatement.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


(a) The following table sets forth the names and ages as of May 1, 2004, and business experience of the directors, executive officers and certain other significant employees of our company. Our directors hold their offices for a term of one year or until their successors are elected and qualified. Our officers serve at the discretion of the Board of Directors. Each officer devotes all of his or her working time to our business.


--------------------------------------------------------------------------
NAME              AGE                POSITION                    SINCE
----------------  ---  ------------------------------------  -------------

Jeff Lieberman     36  Chief Executive Officer, President,
                       Treasurer and Chairman of the Board
                       of Directors                          March 1999
----------------  ---  ------------------------------------  -------------
Brian Rosinski     29  Secretary and Director                April 2003
----------------  ---  ------------------------------------  -------------
                       Director, Chairman of the
Timothy Carnahan   36  Compensation Committee                October 2003
----------------  ---  ------------------------------------  -------------
Marc Butler        28  Director, member of the Compensation
                       Committee                             February 2004
--------------------------------------------------------------------------

MANAGEMENT:

JEFF LIEBERMAN - CHIEF EXECUTIVE OFFICER, PRESIDENT, TREASURER AND CHAIRMAN OF THE BOARD OF DIRECTORS. Mr. Lieberman has more than 10 years of experience in the high technology industry. He has been with the company since its inception as a private company through its acquisition by HALO Holdings in 1999 until today. He graduated from the University of Maryland in 1991 with a Bachelor of Science Degree in Personnel Management and Labor Relations. After completion of his degree he studied for and passed his Series 6, 63, and series 7 tests to become a fully licensed stockbroker and financial planner. After a short internship with a small firm he accepted a position in 1991 with Robinson & Lukens, a conservative brokerage house located in Washington D.C. There he worked very closely with many retired clients with a structured focus on income and money preservation investment strategies.

BRIAN ROSINSKI- VP SALES , SECRETARY AND DIRECTOR. Mr. Rosinski has more than 7 years of experience in the high technology and customer service industries. He has been with the company since 2001. Prior to his involvement with WorldTeq, Mr. Rosinski managed a customer service call center for Teligent, Inc. from September 1999 until March 2001.

TIM CARNAHAN- DIRECTOR AND CHAIRMAN OF THE COMPENSATION COMMITTEE. Mr. Carnahan is the President and Founder of CYIOS Corporation, a Washington DC based firm, founded in 1994. CYIOS is a defense contractor offering services and products that reduce the time frame for achieving mission-critical goals. With the Department of Defense being CYIOS's major customer, Mr. Carnahan has security clearance at the Pentagon. CYIOS built the Army Knowledge Online (AKO) to facilitate greater knowledge transfer amongst Army personnel. Mr. Carnahan attended Old Dominion University in Norfolk, VA from 1985 to 1989. He graduates with a Bachelors degree in Computer Science.

MARC BUTLER- DIRECTOR AND MEMBER OF THE COMPENSATION COMMITTEE. Mr. Butler is an Electrical Engineer who has been in the field since 1999. He began his career in the United States military in August 1993. He served in active duty for 3 years in the 82nd Airborne until March of 1996 and continue on with his service in the Army National Guard for an additional 2 years. Mr. Butler currently serves as a reservist. During his time with the service he was rewarded with the Army National Achievement Medal. After serving Mr. Butler began an apprenticeship at Star Electric in January of 1999. While working there for 4 years he was enrolled in school where he received his Electrical Apprenticeship. As of January 2004 he works for Martin Technology where he is the General Contractor of several major construction projects.

CONTROL PERSONS:

BRUCE BERTMAN- Mr. Bertman is our former CEO, President, Treasurer and Chairman of the Board and our largest single shareholder. He resigned in February of 2003.

TIMOTHY J. RIEU- Mr. Rieu is 45 years old. Mr. Rieu currently serves as the principal of XCL Partners, a consulting firm in Lutherville, Maryland, which provides business advice to small companies. Mr. Rieu has served in this capacity since December of 2002. A warrant to purchase 4,000,000 shares of
common stock has been authorized and issued to XCL Partners.   From January of
1996 until December of 2002, Mr. Rieu was employed as the President and Chief Financial Officer of Columbia Financial Group, a public relations consulting firm. 3325 Great Valley Drive, West Friendship, MD 21794.

(b) There are no other officers or significant employees.

(c) No family relationships exist between the directors and the officers.

(d) No legal proceedings have been instituted in the previous five years against any of our current directors or officers. However, in the beginning of 2003, our former CEO and current control person, Bruce Bertman, was convicted in the Southern District of Florida for wire, mail and securities fraud and conspiracy in connection with the sale of WorldTeq Group International common stock. There are no allegations of financial statement impropriety, unlike recent actions taken against companies such as WorldCom. We have no reason to believe our financial statements as filed with the SEC are in any way inaccurate or will in any way require restatement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.


The following table sets forth certain information regarding the ownership of WorldTeq Group International's common stock and Series A preferred stock as of April 20, 2004, by each shareholder known by us to be the beneficial owner of more than 5% of WorldTeq Group International's common stock. Unless otherwise indicated by footnote, each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock beneficially owned.

-----------------------------------------------------------------------------
TITLE OF CLASS  NAME AND ADDRESS OF  AMOUNT AND NATURE OF   PERCENT OF CLASS
                 BENEFICIAL OWNER      BENEFICIAL OWNER
--------------  -------------------  ---------------------  -----------------
Common          Bruce Bertman        15,137,511 Shares (1)         35.45% (1)
--------------  -------------------  ---------------------  -----------------
Common          XCL Partners         4,000,000 shares  (2)          9.37% (2)
-----------------------------------------------------------------------------

     (1) Includes warrant to purchase 3,000,000 common stock at an exercise price of $.03 per share. Although Bruce Bertman may exercise a portion or all of his warrant, Bruce Bertman is under no legal obligation to do so. To determine the percentage of shares Mr. Bertman beneficially owns, we used 42,706,190, which includes the 8,000,000 warrants registered in this statement.
     (2) Includes warrants to purchase 1,000,000 common stock at a price of $.15 per share, 1,000,000 common stock at a price of $.20 per share, and 2,000,000 common stock at a price of $.25 per share. Although XCL may exercise a portion or all of their warrants, XCL Partners is under no legal obligation to exercise any warrants. Therefore, the computation of the percentage of class beneficially owned by XCL Partners includes the addition of 8,000,000 warrants to be registered in this statement.

SECURITY OWNERSHIP OF MANAGEMENT.

The following table sets forth certain information regarding the beneficial ownership of WorldTeq Group International's common stock and Series A preferred stock as of April 2004, by each executive officer and director. Unless otherwise indicated by footnote, each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock beneficially owned.

---------------------------------------------------------------------------------------
TITLE OF CLASS       NAME AND ADDRESS OF       AMOUNT AND NATURE OF   PERCENT OF CLASS
                      BENEFICIAL OWNER           BENEFICIAL OWNER
--------------  -----------------------------  ---------------------  -----------------
Common          Jeff Lieberman                           236,001 (1)               .70%
                CEO, President, Treasurer,
                Chairman of the Board
                30 West Gude Drive
                Rockville, MD 20850
--------------  -----------------------------  ---------------------  -----------------
Common          Brian Rosinski                                 0 (2)                 0
                Secretary and Director
--------------  -----------------------------  ---------------------  -----------------
Common          Tim Carnahan                                      0                  0
                Director
--------------  -----------------------------  ---------------------  -----------------
Common          Mark  Butler                                      0                  0
                Director
--------------  -----------------------------  ---------------------  -----------------
Common          All Executive Officers and
                Directors and Affiliates as a
                Group
---------------------------------------------------------------------------------------

     (1) Does not include 2,000,000 Employee Stock Options, exercisable beginning August 25, 2004.
     (2) Does not include 350,000 Employee Stock Options, exercisable beginning August 25, 2004.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 100,000,000 shares of Common Stock, par value $.001. As of May 14, 2004, there were 34,706,190 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. We do not expect to pay dividends.

TRANSFER AGENT

We have engaged Corporate Stock Transfer, Inc., located in Denver, Colorado, as independent transfer agent or registrar.

PREFERRED STOCK

We are authorized to issue 5,000,000 Series A Convertible Preferred Stock, par value $.001. As of May 1, 2004, we have issued 911,553 sharesThey have a liquidation value of $4.50 per share. They are convertible into the Company's common stock at any time at the option of the holder on a one-for-one basis. This series is non-voting and pays no dividends.

Preferred stockholders have converted 204,444 shares of preferred stock into 204,444 shares of common stock.

OPTIONS AND WARRANTS

In October of 2001, we issued a stock purchase warrant to Bruce Bertman, our previous CEO, to purchase 3,000,000 shares of common stock at an exercise price of $0.03 per share. This warrant expires October of 2006. We are registering these shares on this registration statement.

In September 2003, in exchange for investment banking services, we issued stock purchase warrants to Aero Financial, Inc. to purchase 1,000,000 shares of common stock at a purchase price of $0.10 per share. These shares later were registered under the Form S-8 filed in October 2003.

In October of 2003 we completed a Form S-8, which registered five million shares according to the 2003 Stock Option Plan. In October 2003, in exchange for investor relations services we issued stock purchase warrants to Jim Price and Tim Rieu to purchase 4,000,000 shares of common stock at a purchase price of $0.05 per share under this plan. In October 2003, Jim Price and Tim Rieu each exercised 1,000,000 shares underlying the warrants. Additionally, in January 2004, they exercised the remaining 1,000,000 shares underlying their warrants.

In January 2004, we issued stock purchase warrants to XCL Partners, Inc. to purchase 1,000,000 shares of common stock at an exercise price of $0.15 per share, 1,000,000 shares of common stock at an exercise price of $0.20 per share, and 2,000,000 shares of common stock at an exercise price of $0.25 per share. In addition we also issued a stock purchase warrant to Chesapeake Group, Inc. to purchase 1,000,000 shares of common stock at an exercise price of $.25 per share. We are registering these shares on this registration statement.

In February 2004, we registered 3,350,000 shares under our 2004 Employee Stock Option Plan on a Form S-8. We granted our CEO, Jeffrey Lieberman an option to purchase 2,000,000 shares at an exercise price of $0.13 per share. We also granted our VP of Sales, Brian Rosinski an option to purchase 350,000 shares at an exercise price of $0.13 per share. For both options, 16.667% of the Shares subject to the Option shall vest six months after February 25, 2004, and 1/36 of the Shares subject to the Option shall vest each month thereafter, subject to the Optionee continuing to be a Service Provider on such dates.

WorldTeq's 2003 Stock Option Plan and 2004 Employee Stock Option Plan provides for the grant of both qualified and non-qualified options to directors, employees and consultants of WorldTeq, and opportunities for directors, officers, employees and consultants of WorldTeq to make purchases of stock in WorldTeq. In addition, WorldTeq issues stock warrants from time to time to employees, consultants, stockholders and creditors as additional financial incentives. The 2003 Stock Option plan and warrants issuance are administered by the Board of Directors of WorldTeq, who have substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any. The 2004 Employee Stock Option Plan is administered by WorldTeq's Compensation Committee, comprising of two outside directors, who have substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any.

DIVIDEND POLICY

We currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our Common Stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

 Our experts in accounting and auditing, Malone & Bailey, PLLC, and our legal counsel, Jonathan Dariyanani, were not hired on a contingent basis. Both will not receive either a direct or indirect interest in our business for their services.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company intends to maintain insurance against any liability incurred by its officers and directors in defense of any actions to which they may be made parties by reason of their positions as officers and directors and is in the process of obtaining this insurance.

Nevada law authorizes a Nevada corporation to indemnify its officers and directors against claims or liabilities arising out of such person's conduct as officers or directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. The Articles of Incorporation provide for indemnification of the directors and officers of the Company. In addition, the Bylaws of the Company provide for indemnification of the directors, officers, employees, or agents of the Company. In general, these provisions provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS

See "Certain Relationships and Related Transactions", below.


                             DESCRIPTION OF BUSINESS

OVERVIEW

We are a switch-less and facilities-based provider of Internet protocol and traditional fiber-based communications services, including voice and data, along with toll free and related services. We market our services to groups specializing in specific ethnic demographics, residential communities located in major metropolitan areas, associations, network marketing organizations, and multi-level-marketing organizations (MLM's). Our goal is to become a leading provider of payroll services and communication services, including voice, data and Internet services to our targeted markets, comprised of affinity communities. We provide our services through a flexible network of owned, contracted facilities and resale arrangements. We have an extensive network available to us of IP gateways, international gateways, and domestic switches.

Through our subsidiary WorldTeq Corporation we provide agents, associations, and businesses with opportunities to generate revenues by supplying those associations, individuals, and businesses with Internet technology and communications solutions and services. Our products and services enable the agents and affinity groups to offer their members, customers and others a variety of revenue producing solutions and services without making large investments in technology, infrastructure or staff. The principal products and services which we offer are:

     -    Long Distance Service

     -    Toll Free Products

     -    Financial Services / Corporate Payroll Solutions

     -    Billing Services

     -    Web site creation and design; and

     -    Web site hosting.


INDUSTRIES BACKGROUND

The last few years have been challenging. Many telecom organizations have been overspending and accruing a significant amount of debt. However, the need for telephony products remains. While there are pricing pressures on the industry as a whole, for those organizations that can properly manage their infrastructure costs, we believe there are profits to be made. WorldTeq has been able to take advantage of its vendor's under-utilization of their capacity, allowing us to buy capacity at a fraction of the cost of creating the capacity as a stand-alone provider. By leveraging this overcapacity, combined with a properly structured marketing campaign, we believe profits can be achieved even in a price sensitive market. In addition, by linking other offerings with phone service, WorldTeq aims to create customer retention.

In 2003 WorldTeq began offering business customers the MonEcard, its branded, stored value card, to be used to distribute payroll to the business customers' employees. While there are a number of competitors in this industry, most are small and no dominant player has yet emerged. WorldTeq is targeting companies with 50-500 employees. With 12 million small businesses in the U.S. and nearly 1/2 million new businesses each year, this is a growing market segment. While payroll cards have been on the market since 1996, the market penetration is less than 2%. However, we feel that general acceptance of payroll cards has been increasing within the last few months. We speculate the reason for the acceptance recently is the cost savings to employers and the benefits to employees are being better communicated and many companies are starting to use the product. With gift cards, phone cards and retailer electronic cards becoming more commonplace in the last year or two, people are more accepting of the technology. Many companies are evaluating payroll cards as a payroll solution. Celent Communication, a research-marketing firm, which closely follows the industry, expects 2-3 million new payroll cards on the market in the next 12 months with continued acceleration in 2005 and 2006. According to their market research, by the end of 2005, there will be 7 million new payroll cards on the market. This is still a small percentage of the 70 million employed Americans with no direct deposit and the 30-40 million with no bank accounts.

OUR BUSINESS STRATEGY

Our business strategy is to combine the global scale of tier one providers with the local presence of regional and local resellers of Long Distance and voice services. We provide affordable connectivity on a global scale by contracting with Global Crossing, a leading tier one provider, for access to their fiber network on a wholesale level, with greatly discounted per-minute fees. We enable associations, membership sales organizations and other affinity groups to create revenue and sales programs by offering their members high quality communications products and services without the investment in technology, equipment and personnel that would ordinarily be required. In effect, we enable associations, membership sales organizations and the like to become virtual communications resellers who market under their own name products and services, which they purchase from us.

CUSTOMERS

We provide long distance and toll free services to both residential and business customers. In 2003 WorldTeq decided to concentrate on business customers as we have found there is a much greater retention rate as opposed to residential clients. In the last 18 months, the Tier one communications providers have been offering residential customers unlimited long distance bundled with the provider's local services. Keeping this in mind, it is our experience that there are fewer major competitors in the B2B marketplace. On December 31, 2003 we had approximately 450 direct business customers, compared to approximately
100 at the end of December 2002.   During these same periods we have maintained
about the same level of residential customers. We suspect this is due to less customer retention and increased competition from the unlimited plans offered by the Tier One Providers. We have seen the same trend with our wholesale clients as their business customers have increased by almost 200% with only about a 10%
increase on residential customers.   As for our payroll services, we target our
MonEcard sales to small to medium sized businesses, with the number employees being between 50 and 500. Additionally, we have found the most success when speaking to owners of companies in specific industries that have a higher percentage of immigrant workers. Such industries include but are not limited to, construction, landscaping, manufacturing, commercial farming, and trucking. We find that we get greater interest from companies that have a higher immigrant workforce, because it is those employees who find the card more useful as many of these individuals do not have checking accounts.

COMPETITION

Because there are little barriers of entry, the business of providing Long Distance services and Payroll solutions is a highly competitive one. We believe that competition will intensify in the future, and our ability to successfully compete depends on a number of factors, including:

     - Capacity, reliability and security of the Tier One providers with which we interconnect;

     -    Pricing structures of our services;

     -    Expansion of the variety of products and services we offer;

     - Ability to adapt our products and services to new technological developments and market trends;

     - Ability to build and maintain a larger, knowledgeable and effective sales force;

     -    Our ability to implement broad and effective distribution channels;
          and

     -    Principal market and economic trends.

Current and prospective competitors include:

     -    Long distance and local telecommunications providers;

     -    National Payroll services, such as ADP.

Major long distance companies and cable companies currently offer Internet access services. Companies using wireless terrestrial and satellite-based technologies are expected to offer Internet connectivity and related services in the near future. Such competitors have the ability to bundle Internet connectivity with other services such as local and long distance telecommunications. This bundling could adversely affect our ability to compete and could result in a downward pressure on our prices that could adversely affect our business, financial condition and results of operations.

We do not have available information that would permit us to accurately measure our market share. However, several major long distance service providers reported that they have millions of end-users each; compared to the approximately 700 direct residential and business users and almost 1,500 users through our wholesale customers, we have at present. In the area of payroll services, and more directly the area of payroll distribution, a number of our competitors report significantly greater revenues, and we believe that we represent substantially less than 1% of these market sectors. We strive to differentiate ourselves from our competitors by:

     -    offering low prices made possible by our low overhead

     -    focus on superior customer service; and

     - our ability to quickly adapt to new developments in our industry resulting from the small size of our organization.

EMPLOYEES

As of May 1, 2004 we had 3 full time employees and 1 part time employee, categorized as follows:

     -    1 full time employee in sales and marketing;

     -    1 full time technical staff member;

     -    1 part time employee in sales; and

     -    1 full time employees in administration staff .

There are no collective bargaining agreements in effect. We believe the relationships with our employees are good.

INTELLECTUAL PROPERTY

We have no patented technology that would preclude or inhibit competitors from entering our market. We have entered into confidentiality and invention assignment agreements with our employees to limit access to and disclosure of our proprietary information. We intend to apply for copyrights as we develop new products and solutions. There can be no assurance that these measures will prove sufficient to prevent misappropriation of our intellectual property or to deter independent third-party development of similar products.

The FCC has jurisdiction over all U.S. telecommunications common carriers to the extent they provide interstate or international communications services. While WorldTeq acts as a carrier reseller we still can be subject to the rules and regulations set, so that the FCC's current and future policies could have a material adverse effect on our business, operating results and financial condition.

In accordance with the FCC's Detariffing Order, our rates, terms and conditions for interstate and international services are no longer set forth in tariffs filed with the FCC. Nonetheless, we remain subject to the FCC's general requirements that rates must be just and reasonable, and not unreasonably discriminatory, and are also subject to the FCC's jurisdiction over complaints regarding our services. The detariffing of domestic interstate and international services may pose additional risks for us because we will no longer have the benefit of the "filed rate doctrine." This doctrine enabled us to bind our customers to the terms and conditions of the tariff without having each customer sign a written contract and enabled us to change rates and services on one day's notice. Since the rates and terms of service are no longer tariffed, we may be subjected to increased risk of claims from customers involving terms of service and rates that could impact our financial operations.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis of the financial condition and results of operations should be read in conjunction with the financial statements, related notes, and other detailed information included elsewhere in this Form SB-2. Certain information contained below and elsewhere in this Form SB-2, including information regarding our plans and strategy for our business, are forward-looking statements. See "Note Regarding Forward-Looking Statements."

Our business plan for the next twelve months is to demonstrate the efficacy of our product candidate in animal models. It is necessary for us to establish evidence of efficacy of our approach in order to advance to subsequent milestones.

RECENT DEVELOPMENTS

In the first quarter of 2004, WorldTeq has continued developing MonEcard, our financial services product. Currently, we have 3 contracts/customers of our
MonEcard product along with over 50 prospective companies.   In addition, during
the first quarter, we further began developing our new subsidiary, MundoTeq, Inc., which is our Spanish Internet web portal.

In February of 2003, the former CEO of the company resigned and was immediately replaced on February 6th by Jeffrey Lieberman, the former Vice President Operations. Additionally, on February 26, 2003 Mr. Lieberman assumed the duties of Chairman of the Board. In May of 2003, the Board of Directors and Management approved the sale of Networld Ohio, Inc. to our former president and CEO, Bruce Bertman. In September of 2003 the Board of Directors and new Management decided to modify our business plan to better focus on our core competencies, in addition to concentrating on reducing debt, reducing operational overhead, and reducing expenses by outsourcing key components of sales and operations. As part of our modified business plan, in September of 2003, Management pursued making the MonEcard available.

The revised plan called for a complete restructuring of the company that included 1) a change in our staff with more experience in our industry, 2) accelerated migration of direct customer sales staff to that of contracted agents and direct telemarketing organizations 3) discontinuation of unprofitable, low-margin business lines and 4) implementation of certain cost reduction procedures such as complete sales automation for its communication products. Implementation of this plan commenced in the third quarter of 2003 and
5)the previous sale of one of our subsidiaries, NetWorld Ohio, Inc and 6) launching of our financial services product, MonEcard.

2003 KEY ACCOMPLISHMENTS

During 2003, WorldTeq has overcome many obstacles. WorldTeq survived and grew during a year where there were changes in leadership and attacks on our customer base from competitors of our staple long distance business. The company credits its survival and improved performance on the following accomplishments, which are all centered on four key ideas: Cost Reduction, New Products, Sales Automation, and an Expanded Sales Department.

     -    Signed three new agents for the telecom business
     - Sold subsidiary of the company without significantly impacting revenues
     -    Reduced long term debt by $600,000
     -    Reduced annual overhead expenses by $300,000
     -    Reorganized management to concentrate on efficiencies and sales growth
     -    Launched MonEcard product and signed first contracts
     -    Increased exposure in the financial marketplace
     - Enhanced end-user website to include digital signatures for online ordering
     -    Launched a new enhanced billing system

LIQUIDITY AND CAPITAL RESOURCES

FINANCIAL CONDITION

We have limited financial resources after our restructuring. We have eliminated non-productive assets and pared down our workforce to reduce overhead, we sold one of our subsidiaries which reduced our debt by nearly $400,000. We have little long-term debt. Although our operating cash flow was negative in the
fourth quarter of 2003; we believe it may be positive for 2004.   We raised
$100,000 of capital through the exercise of warrants in 2003, which was used to greatly reduce both long and short-term debts during WorldTeq's restructuring phase. In 2002, we financed $154,887 negative operating cash flow with $150,524 in key shareholder loans and contributions to capital. As our base continues to grow each month, slowly we hope we can reduce our reliance on any single customer. In addition, our new billing system provides us with improved tracking ability for receivables and a reduced occurrence of billing errors.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2004 AND 2003:
-------------------------------------------

Total sales for the first quarter 2004 was $117,540 as compared to $382,444 for the quarter ended March 31, 2003, a 70% decrease. The company concentrated its efforts during the first three quarters of the year on automating back office processes to allow us to greatly reduce monthly expenses. Additionally, we spent most of the year developing new products, which we hope to be more profitable. We created new plans and refocused our sales efforts from residential long distance to business long distance. We began the early stages of developing MundoTeq, a Spanish Internet web portal and the development of our own proprietary VOIP network. As a result of the change of focus, our telecommunications revenue accounted for 70% of our total revenue for 2003.

Our net loss for the quarter ending March 31, 2004 was $282,469 or $.01 per share, as compared to $146,533 for the same period in 2003, an increase of 50% over the period ending March 31, 2003. Our increase in net loss was primarily associated with the expensing of options issued to consultants totaling $220,000.

Selling, general and administrative expenses for the first quarter of fiscal 2004 were $94,430 (excluding the non-cash stock compensation plan totaling $220,000) as compared to $310,211 for the same quarter in fiscal 2003. This decrease of 70% was primarily attributable to a decrease in general and administrative expenses.

The decrease in general and administrative costs was primarily attributable to a reduction of workforce and outsourcing of many of the sales functions. Additionally, because of our reorganization efforts in WorldTeq Corporation and the automation of our back office we were able to greatly decrease our monthly expenses. We do anticipate a continued increase in 2004 due to the fact we are launching new products in 2004. While costs will be kept to a minimum because of our back office automation, we are expecting additional costs with our new MundoTeq and VoIP products. These new costs will be directly related to new revenues.

Cost of sales for the first quarter of fiscal 2004 was $82,692 as compared to $209,060 for the same quarter in fiscal 2003. This decrease of 60% was primarily attributable to efficiencies in our sales organization, but also lower sales.

Our bad debt expense for first quarter 2004 totaled $0.

Interest expense dropped by 70% to $2,888 and depreciation expense dropped 55% and totaled $4,466 for the period ending March 31, 2004.

YEAR ENDED DECEMBER 31, 2003 AND 2002:
--------------------------------------

Total sales for the year ending 2003 decreased from 2002 by 80% to $820,933. This was largely due to the reorganization of the company that included the sale of Networld of Ohio and a reduction in the wholesale telecommunications business. The company concentrated its efforts during the first three quarters of 2003on automating back office processes to allow us to greatly reduce monthly expenses. Additionally, we spent most of the year developing new products that should be much more profitable. We created new plans and refocused our sales efforts from residential long distance to business long distance. We began the early stages of developing MundoTeq, a Spanish Internet web portal and the development of our own proprietary VOIP network. As a result of the change of focus, our telecommunications revenue accounted for 70% of our total revenue for 2003. Our net loss for the year ending 2003 was $298,418 or $0.01 per share, compared to $536,797 for 2002, an improvement of 44% over the period ending December 31, 2002. Our total operating loss for the period ending December 31, 2003 was $368,880.

Cost of sales for 2003 decreased from 2002 by 79%. This is due to the sale of Networld and the removal of the unprofitable wholesale telecommunications business.

Selling, General and Administrative expenses for the period ending December 31, 2003 decreased by $1,199,217 or 65% compared to the same period ending 2002. The sale of Networld greatly reduced these expenses. Additionally, because of our reorganization efforts in WorldTeq Corporation and the automation of our back office we were able to greatly decrease our monthly expenses. We do anticipate a slight increase in 2004 due to the fact we are launching new products in 2004. While costs will be kept to a minimum because of our back office automation, we are expecting additional costs with our new MundoTeq and VoIP products. These new costs will be directly related to new revenues. Our bad debt expense for 2003 totaled $24,920 compared to $667,981 in 2002. This is due to the fact that while we had one large customer last year who defaulted, the improvements in our new billing system make sure non paying customers are no longer running long distance traffic through us.

Interest expense dropped by 73% to $12,107 and depreciation expense dropped 22% and totaled $37,091 for the period ending December 31, 2003.


LIQUIDITY AND CAPITAL RESOURCES

Net cash used in operating activities for the period ended March 31, 2004 and 2003 was $47,356 and $109,965 respectively. As of March 31, 2004, we had restricted cash of $31,807. Net cash used in operating activities for the period ended March 31, 2004 was primarily the result of a net loss and a decrease in accounts payable offset by recognition of deferred offering costs. Net cash used in operating activities for the period ended March 31, 2003 was primarily the result of a net loss offset by an increase in accounts payable.

Net cash provided by financing activities was $0 for the period ended March 31, 2004. Net cash used in financing activities was $79,965 for the period ended March 31, 2003. Financing activities for the period ended March 31, 2003 were attributable to an increase in a payable to a related party and payments on payable to a related party.

The Company, at March 31, 2004 and March 31, 2003, respectively, had total assets of approximately $128,579 and $206,510. The decrease in assets related directly to the sale of Networld.

We believe that, based on current activities and the recent improvement in business prospects, cash from operations will begin to meet the development goals of the Company in 2004, although we can give no assurances. A significant increase in activities, either billable work or work related to new product development, will require additional resources, which we may not be able to fund through cash from operations. In circumstances where resources will be insufficient, the Company will look to other sources of financing, including debt and/or equity investments.

To meet our growth expectations, we anticipate that we will need to add up to 6 to 8 additional employees in the areas of sales, marketing, and sales support over the next twelve months. However, we do not see a need to invest further in our back office infrastructure such as servers, office equipment, and software to sustain our growth projections for the next 2 years, based on the infrastructure need for current product offerings.

OFF-BALANCE SHEET ARRANGEMENTS
------------------------------

The Company does not have any off-balance sheet arrangements with any party.

CRITICAL ACCOUNTING ESTIMATES
-----------------------------

There have been no material changes in our critical accounting policies or critical accounting estimates nor have we adopted an accounting policy that has or will have a material impact on our consolidated financial statements. For further discussion of our accounting policies see Footnote 1 "Summary of Significant Accounting Policies" of the Notes to Consolidated Financial Statements included herein.


                             DESCRIPTION OF PROPERTY

Our headquarter is located at 30 West Gude Drive, Suite 470, Rockville, Maryland 20850, where we share approximately 13,000 square feet of office space. The month-to-month term of the lease commenced on August 1, 2002 and the monthly rent is $3000.00.

We previously leased 450 square feet of office space in Sandusky, Ohio at an annual rental of $3,750, and approximately 2,800 square feet in Fremont, Ohio at an annual rental of $16,800. The properties were subject to one-year leases that expired on July 31, 2002 however they continued on a month-to-month basis until December 31, 2003 and are no longer being utilized. This property is no longer the responsibility of WorldTeq Group as it is now the responsibility of Networld Ohio since the sale of that subsidiary.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     (a) The following transactions have been undertaken within the last two years with related parties.

JEFF LIEBERMAN

In September 2003, the board of directors approved the conversion of $50,000 of notes payable to Howard Lieberman, Jeff Lieberman's father, into 588,235 shares of common stock. The number of shares issued was determined based on the formula outlined in Mr. Lieberman's Promissory Note. The Note allowed Mr. Lieberman to convert at the lower of either $.10 per share or the average closing bid price of WTEQ common stock for the prior 20-day period. The average closing bid was $$0.085 per share for the period ended September 26, 2003 when Mr. Lieberman converted.


     (b) The following transactions have been undertaken within the last five years with promoters.

LARRY KERSCHENBAUM AND THOMAS KEESE

On March 30, 1999, our wholly-owned subsidiary, Skydive USA, was sold to Larry Kerschenbaum and Thomas Keese, two of our founding shareholders, officers and directors. In consideration for Skydive USA, Messrs. Kerschenbaum and Keese returned to us a total of 400,000 shares of our outstanding common stock.

On March 31, 1999, our wholly-owned subsidiary, Gravity Pilot Air, Inc., agreed to lease its two airplanes to Skydive USA, a former subsidiary, for a term of twelve months. The lease provides that Gravity Pilot Air, Inc. is to receive base rent of $21,176 per month for the use of the airplanes, and an additional $35 for each hour of flight of the leased aircraft.

In connection with the resignation of Larry Kerschenbaum, we paid him a total of $35,000 as severance pay. This amount was paid in seven monthly payments of $5,000 each.

During the first six months of 1999, we challenged claims for reimbursement of alleged business expenses made by our former President Larry Kerschenbaum and our former CEO Thomas Keese. These claims had previously been carried on our books as liabilities totaling $177,331. Messrs. Kerschenbaum and Keese did not provide documentation or other evidence substantiating these claimed expenses and agreed to forgive the alleged indebtedness.

BRUCE BERTMAN

On February 1, 1999, we entered into an Exchange Agreement with Bruce Bertman, our largest individual shareholder and former Chief Executive Officer, President, Treasurer and Chairman of the Board, pursuant to which we purchased 100% of the outstanding common stock of Virtual Information Express from Mr. Bertman in exchange for 300,000 shares of our restricted common stock, valued at $2 per share. Our Board of Directors valued our common stock at $2 per share based upon its determination that the market would not support a higher valuation. Our common stock was quoted on the OTC Bulletin Board at approximately $5.50 per share from January to March, 1999. However, there was minimal trading volume during this period. In addition, in December 1998 we undertook a private offering of our common stock at $2 per share which was completed in April 1999. The Board determined that the price of $2 per share used in the offering was an accurate indicator of what investors were willing to pay for our common stock at the time.

On March 24, 1999, we entered into an Exchange Agreement with the members of Computer Ease, pursuant to which we purchased 100% of the membership units of Computer Ease, in exchange for 4,000,000 shares of our restricted common stock and our agreement to provide Computer Ease with $500,000 in working capital. At the time of the transaction, Mr. Bertman was the majority owner of Computer Ease. Computer Ease has since merged with our wholly-owned subsidiary, Al Internet Services, Inc.(SM). Computer Ease's purchase price was determined by using a multiple of one times Computer Ease's gross revenues. In connection with this transaction, we valued our stock at $2 per share on the basis of an analysis similar to that used in the Virtual Information Express transaction.

On April 20, 1999, we issued 120,000 shares of our common stock to Bruce Bertman in full payment for the $372,692 owed to Mr. Bertman by Computer Ease and Virtual Information Express.

During 1997 and 1998, Computer Ease borrowed various amounts from Bruce Bertman and Mr. Bertman incurred $62,292 in reimbursable business expenses on behalf of that company. Some of these amounts were repaid. Upon our acquisition of Computer Ease, we became responsible for the balance owed to Mr. Bertman. As of September 30, 1999, the outstanding balance was $370,649.

When we acquired Computer Ease, we assumed the rights and obligations of Computer Ease, LLC with regard to the accounts receivable and accounts payable.

On September 30, 1999, we purchased from Bruce Bertman computer hardware and equipment valued at $558,020. In consideration for Mr. Bertman's contribution of this hardware and equipment, we paid the purchase price by offsetting accounts payable to Stockmaker.com, Inc. and Cyber Realm Inc., in the amounts of $304,875 and $248,623, respectively.

In May 2003, WorldTeq sold its Networld subsidiary to an entity owned by Bruce Bertman for $1. WorldTeq recorded the sale as a credit to additional paid in capital for the net liabilities totaling approximately $435,000.

In September 2003, the board of directors approved the conversion of $100,000 of notes payable to Bruce Bertman into 5,353,511 shares of common stock. The number of shares issued was determined based on the formula outlined in Bruce Bertman's Secured Convertible Promissory Note. The Note allowed Mr. Bertman to convert at the lower of either $.10 per share or the average closing bid price of WTEQ common stock for the prior 20-day period. The average closing bid was $0.018714 per share for the period ended August 18, 2003 when Mr. Bertman converted.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-B. There are no transactions between WorldTeq Group International and other companies for which our directors serve as directors or employees other than in the normal course of business.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Shares of our common stock, par value $.001, were initially available to the public October 10, 1998 trading on the OTC Bulletin Board under the symbol "HALO". On May 24, 1999 the board of directors and shareholders approved a name change to A1 Internet.com Inc. and the symbol was changed to "AWON".

On January 4, 1999, the SEC approved amendments to Rules of the National Association of Securities Dealers that limit quotations on the OTC Bulletin Board to the stock of companies that are registered with the SEC under the Securities Exchange Act of 1934. The letter "E" is affixed to ticker symbols of those companies that have not completed the registration process with the SEC as of a certain date and indicates that the affected company will be removed from the OTC Bulletin board within 30 days. On November 19, 1999, an "E" was affixed to our OTC Bulletin Board trading symbol and our common stock began trading under the symbol "AWONE." Our common stock was removed from the OTC Bulletin Board on December 16, 1999, because we had not then completed the registration process, and began trading on the "Pink Sheets" of the National Quotation Bureau, LLC. The closing price of our common stock on the OTC Bulletin Board was 6-3/4 as of December 15, 1999.

In March 2000, we completed our registration under the Securities Exchange Act of 1934, as amended. On March 20, 2000, our common stock was once again listed on the OTC Bulletin Board and began trading under the symbol "AWON." In late 2000 an "E" was affixed to our OTC Bulletin Board trading symbol and our common stock began trading under the symbol "AWONE. The closing price of our common stock on the "Pink Sheets" of the National Quotation Bureau, LLC was $.26 as of December 31, 2001. On March 22, 2002 our common stock was again listed on the OTC Bulletin Board and began trading under the symbol "WTEQ" to reflect our name change, the closing price of our common stock on the OTC was $.17 as of May 27, 2004.

The following table sets forth, on a per share basis, the high and low sale prices for our common stock as reported by the OTC Bulletin Board Market, for the periods indicated. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not necessarily represent actual transactions. The market for the Company's shares has been sporadic and at times very limited.

-------------------------------------------------------------------------------------
                             Price Range of Common Stock
-------------------------------------------------------------------------------------
Quarter Ended                           High                          Low
---------------------------  ---------------------------  ---------------------------
March 31, 2002                                     0.300                        0.110
---------------------------  ---------------------------  ---------------------------
June 30, 2002                                      0.430                        0.170
---------------------------  ---------------------------  ---------------------------
September 30, 2002                                 0.330                        0.040
---------------------------  ---------------------------  ---------------------------
December 31, 2002                                  0.130                        0.050
---------------------------  ---------------------------  ---------------------------
March 31, 2003                                     0.090                        0.040
---------------------------  ---------------------------  ---------------------------
June 30, 2003                                      0.090                        0.020
---------------------------  ---------------------------  ---------------------------
September 30, 2003                                 0.110                        0.010
---------------------------  ---------------------------  ---------------------------
December 31, 2003                                  0.130                        0.050
---------------------------  ---------------------------  ---------------------------
March 31, 2003                                      0.28                         0.10
-------------------------------------------------------------------------------------


(b) As of May 14, 2004, the Company had approximately 34,706,190 shares issued and outstanding of the common stock. As of May 14, 2004, we had approximately 85 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent for the Company is Corporate Stock Transfer, Inc. at 3200 Cherry Creek Drive South, Suite 430, Denver Colorado 80209.

(c) No dividends on outstanding common stock have been paid within the last two fiscal years, and interim periods. We intend to retain future earnings, if any, for use in our business and do not anticipate paying regular cash dividends on the common stock.

(d) Securities authorized for issuance under equity compensation plans.

-----------------------------------------------------------------------------------------------------------------------------
Plan Category                    Number of securities to be      Weighted Average exercise          Number of securities
                                  issued upon exercise of      price of outstanding options,   remaining available for future
                               outstanding options, warrants        warrants and rights                   issuance
                                         and rights
-----------------------------  ------------------------------  ------------------------------  ------------------------------

Equity Compensation Plans      None                            None                            None
approved by security holders
-----------------------------  ------------------------------  ------------------------------  ------------------------------
Equity Compensation Plans not  5,000,000 shares issued,        N/A                             N/A
approved by security holders   options already exercised
                               (2003 Stock plan)
-----------------------------  ------------------------------  ------------------------------  ------------------------------
                               3,350,000 (2004 Employee        $  .13                          1,000,000
                               Stock Option Plan)
-----------------------------------------------------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION

(a) GENERAL. No salary or regular compensation is paid to our directors. Pursuant to our By-laws, directors are eligible to be reimbursed for their actual out of pocket expenses incurred in attending Board of Directors meetings and other director functions, as well as fixed fees and other compensation to be determined by the Board of Directors. No such compensation or expense reimbursements have been requested by the directors or paid to date. Salary amounts paid and stock options granted to our executive officers are detailed in subsection (b) below.

(b) SUMMARY COMPENSATION TABLE. The following table sets forth certain summary information concerning the compensation paid to the Chief Executive Officer and certain executive officers for the fiscal years ended December 31, 2002 and 2003.

----------------------------------------------------------------------------------------------------------------
                                           SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------------
                                                                       Long Term Compensation
----------------------------------------------------------------  --------------------------------------  ------
                                     Annual Compensation                 Awards                Payouts
--------------------------  ------------------------------------  -------------------------  -----------  ------
(a)                   (b)      (c)         (d)          (e)           (f)           (g)          (h)       (i)
-------------------  -----  ----------  ---------  -------------  ------------  -----------  -----------  ------
                                                                                Securities                 All
                                                   Other Annual    Restricted   Underlying                Other
Name and Principle                                 Compensation      Stock      Options/SA      LTIP      Comps
Position             Year   Salary ($)  Bonus ($)       ($)       Award(s) ($)    Rs (#)     Payouts ($)   ($)
-------------------  -----  ----------  ---------  -------------  ------------  -----------  -----------  ------
Jeff Lieberman,
CEO, President,
Treasurer and
Chairman of the
Board                 2002  96,000 (5)                                               50,000               N/A
-------------------  -----  ----------  ---------  -------------  ------------  -----------  -----------  ------
                      2003     51,321                                                50,000               N/A
-------------------  -----  ----------  ---------  -------------  ------------  -----------  -----------  ------
Brian Rosinski, (1)
Secretary and
Director              2002     27,000                                                                     N/A
-------------------  -----  ----------  ---------  -------------  ------------  -----------  -----------  ------
                      2003     30,113                                                                     N/A
-------------------  -----  ----------  ---------  -------------  ------------  -----------  -----------  ------
Tim Carnahan, (2)
Director              2002  N/A                                                                           N/A
-------------------  -----  ----------  ---------  -------------  ------------  -----------  -----------  ------
                      2003          0                                                                     N/A
-------------------  -----  ----------  ---------  -------------  ------------  -----------  -----------  ------
Donald Dea (3)        2002          0                                               100,000               N/A
-------------------  -----  ----------  ---------  -------------  ------------  -----------  -----------  ------
                      2003          0                                                                     N/A
-------------------  -----  ----------  ---------  -------------  ------------  -----------  -----------  ------
Lori Samuelson (4)    2002     48,000                                                50,000               N/A
----------------------------------------------------------------------------------------------------------------

     (1) Mr. Rosinski has been a full time employee since 2001. He became a director and executive officer in April 2003.

     (2) Mr. Carnahan has been a director since 2003. Mr. Carnahan did not receive any salary or bonus.

     (3) Mr. Dea joined us as director in October 1999. He resigned in October 2003. Mr. Dea did not receive any salary or bonus.

     (4) Mrs. Samuelson was a full time employee of the company since 1999. She resigned as assistant secretary in 2003.

     (5)  Mr. Lieberman has been a full time employee of the company since 1999.

(c) OPTION/SAR GRANTS.

The Company has established the 2000 Incentive and Non-statutory Stock Option Plan (the "2000 Plan"), which authorizes the issuance of up to 5,000,000 shares of the Company's common stock. The 2000 Plan will remain in effect until 2010 unless terminated earlier by an action of the Board. All employees, board members and consultants of the Company are eligible to receive options under the Plan at the discretion of the Board. Options issued under the Plan vest according to the individual option agreement for each grantee. During fiscal year 2001 the company issued 1,232,000 options with a strike price of $.29 per share. During 2002 and 2003 no options were issued under this plan.

In 2003 the Company established the WorldTeq 2003 Individual Stock Option Plan (the "2003 Plan"), which authorized the issuance of up to 5,000,000 shares of the Company's common stock. The 2003 Plan will remain in effect until August 1, 2007 unless terminated earlier either by action of the board or an event specified under the 2003 Plan. All employees, board members and consultants of the Company are eligible to receive options under the Plan at the discretion of the Board. Options issued under the Plan vest according to the individual option agreement for each grantee. During fiscal year 2003 the company issued 4,000,000 options with a strike price of $.05 per share.

In beginning of 2004, the Company established the WorldTeq 2004 Employee Stock Option Plan (the "2004 Plan"), which authorizes the issuance of up to 3,350,000 shares of the Company's common stock to only employees. This Plan was registered on a Form S-8, dated March 16, 2004. The 2004 Plan will remain in effect for 10 years from the grant date. As of May 1, 2004, the Company issued a total of 2,350,000 options with a strike price of $.13 to Jeff Lieberman and Brian Rosinski.

The following table sets forth certain summary information concerning options granted since January 1, 2003:

-------------------------------------------------------------------------------------------------------------------
                                  EMPLOYEE OPTION/SAR GRANTS SINCE JANUARY 1, 2003
-------------------------------------------------------------------------------------------------------------------
                                                 Individual Grants
-------------------------------------------------------------------------------------------------------------------
               (a)                                (b)                  (c)                 (d)              (e)
---------------------------------------  ---------------------  ------------------  ------------------  -----------
                                         Number of Securities       % of Total
                                              Underlying           Options/SARs
                                         Options/SARs Granted       Granted to       Exercise or Base   Expiration
Name                                              (#)           Employees in Year      Price ($/Sh)        Date
---------------------------------------  ---------------------  ------------------  ------------------  -----------
         Jeff Lieberman,
CEO, President, Treasurer and Chairman
          of the Board                           2,000,000 (1)               85.1%  $              .13      2/25/14
---------------------------------------  ---------------------  ------------------  ------------------  -----------
        Brian Rosinski,
    Secretary and Director                         350,000 (2)               14.9%  $              .13      2/25/14
---------------------------------------  ---------------------  ------------------  ------------------  -----------
       Tim Carnahan, (2)
          Director                                          0                   0
-------------------------------------------------------------------------------------------------------------------

     (1) 16.667% of the Shares subject to the Option shall vest six months after 2/25/04, and 1/36 of the Shares subject to the Option shall vest each month thereafter, subject to the Optionee continuing to be a Service Provider on such dates.
     (2) 16.667% of the Shares subject to the Option shall vest six months after 2/25/04, and 1/36 of the Shares subject to the Option shall vest each month thereafter, subject to the Optionee continuing to be a Service Provider on such dates.

                       (d) AGGREGATE OPTION/SAR EXERCISES.

The following table summarizes information about options outstanding at March 31, 2004:

--------------------------------------------------------------------------
Range of Exercise prices   Number Outstanding   Remaining Contractual Life
-------------------------  -------------------  --------------------------
                      .29        1,232,000                           2006
-------------------------  -------------------  --------------------------
                      .13        2.350.000 (1)                       2014
--------------------------------------------------------------------------
(1) Options will start to vest August 25, 2004. 16.667% of the Shares subject to the Option shall vest six months after 2/25/04, and 1/36 of the Shares subject to the Option shall vest each month thereafter, subject to the Optionee continuing to be a Service Provider on such dates.


(e) LONG TERM INCENTIVE PLAN AWARDS. No long-term incentive plans have been awarded.

(f) COMPENSATION OF DIRECTORS. No salary or regular compensation is paid to our directors. Our directors are entitled to reimbursement of out of pocket expenses incurred in connection with their duties as directors. To date, no such expenses have been requested or paid.

(g) EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT. - We have no employment agreements with any of our employees.

(h) REPORT ON REPRICING OF OPTIONS/SARs. None.

                          INDEX TO FINANCIAL STATEMENTS


                                                                     Pages
                                                                     -----
Independent Auditors' Report                                           F-2
Financial Statements:
          Consolidated Balance Sheet as of December 31, 2003           F-3
          Consolidated Statements of Operations for the Year
            Ended December 31, 2003 and 2002                           F-4
          Consolidated Statements of Stockholders' Deficit for the
            Years Ended December 31, 2003 and 2002                     F-5
          Consolidated Statements of Cash Flows for the Years Ended
            December 31, 2003 and 2002                                 F-7
          Notes to Financial Statements                                F-8
          Consolidated Balance Sheet for the Three Months Ended
               March 31, 2004  (Unaudited)                            F-13
          Consolidated Statements of Operations for the Three
            Months Ended
               March 31, 2003 and 2004                                F-14
          Consolidated Statements of Cash Flows for the Three
            Months Ended
               March  31, 2003 and 2004 (Unaudited)                   F-15
          Notes to Financial Statements                               F-16

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
  WorldTeq Group International, Inc.
  Rockville, Maryland

We have audited the accompanying consolidated balance sheet of WorldTeq Group International, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the two years then ended. These financial statements are the responsibility of WorldTeq's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WorldTeq Group International, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that WorldTeq will continue as a going concern. As discussed in Note 2 to the financial statements, WorldTeq's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


MALONE & BAILEY, PLLC
www.malone-bailey.com
Houston, Texas

April 14, 2004

                       WORLDTEQ GROUP INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2003


                                     ASSETS


CURRENT ASSETS:
  Restricted cash                                            $     31,807
  Trade accounts receivable, net of allowance for
   doubtful accounts of $0                                         32,229
                                                             -------------
      Total current assets                                         64,036

EQUIPMENT, net of $70,940 accumulated depreciation                 15,266
                                                             -------------
      Total assets                                           $     79,302
                                                             =============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Convertible notes payable                                  $     48,780
  Convertible notes payable to stockholder                        141,740
  Accounts payable                                                243,949
  Accrued expenses                                                 46,060
                                                             -------------
      Total current liabilities                                   480,529

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT:
  Series A convertible preferred stock, $.001 par;
    $4,749,989 liquidation value 5,000,000 shares
    authorized;1,055,553 shares issued and outstanding               ,055
  Common stock, $.001 par; 100,000,000 shares authorized;
    29,561,746 shares issued and outstanding                       29,562
  Additional paid-in capital                                   20,736,542
  Accumulated deficit                                         (21,168,386)
                                                             -------------
      Total stockholders' deficit                                (401,227)
                                                             -------------
      Total liabilities and stockholders' deficit            $     79,302
                                                             =============

               See accompanying summary of accounting policies and
                         notes to financial statements.

                       WORLDTEQ GROUP INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2003 and 2002



                                                     2003          2002
                                                 ------------  ------------

Sales                                            $   820,933   $ 4,221,968


Cost of sales                                        483,519     2,156,704
Selling, general and administrative                  697,164     1,843,500
Bad debts                                             24,920       667,981
Depreciation                                          37,091        47,532
                                                 ------------  ------------
    Operating expenses                             1,242,694     4,715,717
                                                 ------------  ------------

    Loss from operations                            (421,761)     (493,749)

OTHER INCOME (EXPENSE)
  Other                                                1,481         1,146
  Forgiveness of debt                                 81,088             -
  Interest expense                                   (12,107)      (44,194)
                                                 ------------  ------------
                                                      70,462       (43,048)
                                                 ------------  ------------

NET LOSS                                         $  (351,299)  $  (536,797)
                                                 ============  ============

BASIC AND DILUTED LOSS PER COMMON SHARE:         $     (0.01)  $     (0.03)
                                                 ============  ============

    Weighted Average Common Shares Outstanding    23,612,937    19,105,000
                                                 ============  ============


               See accompanying summary of accounting policies and
                         notes to financial statements.

                       WORLDTEQ GROUP INTERNATIONAL, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 2003 and 2002



                                Preferred Stock        Common Stock
                             --------------------  ---------------------
                               Shares     Amount     Shares      Amount
                             ----------  --------  -----------  --------

Balances,
  December 31, 2001          1,115,553   $ 1,115   17,830,000   $17,830

Shares issued for debt               -         -    3,420,000     3,420

Shares issued for services           -         -      420,000       420

Shares returned and retired          -         -     (100,000)     (100)

Shareholder capital
  Contribution                       -         -            -         -

Conversion of preferred
  stock into common            (60,000)      (60)      60,000        60

Net loss                             -         -            -         -
                             ----------  --------  -----------  --------

Balances,
  December 31, 2002          1,055,553     1,055   21,630,000    21,630
                             ----------  --------  -----------  --------

Sale of Networld                     -         -            -         -

Options to consultants               -         -            -         -

Shares issued for debt               -         -    5,931,746     5,932

Exercise of consultant
  Options                            -         -    2,000,000     2,000

Net loss                             -         -            -         -
                             ----------  --------  -----------  --------

Balances,
  December 31, 2003          1,055,553   $ 1,055   29,561,746   $29,562
                             ==========  ========  ===========  ========

              See accompanying summary of accounting policies and
                         notes to financial statements.

                       WORLDTEQ GROUP INTERNATIONAL, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 2003 and 2002



                               Paid In     Accumulated
                               Capital       Deficit       Total
                             -----------  -------------  ----------
Balances,
  December 31, 2001          $19,556,789  $(20,280,290)  $(704,556)

Shares issued for debt           256,580             -     260,000

Shares issued for services       103,880             -     104,300

Shares returned and retired          100             -           -

Shareholder capital
  Contribution                   171,667             -     171,667

Conversion of preferred
  stock into common                    -             -           -

Net loss                               -      (536,797)   (536,797)
                             -----------  -------------  ----------

Balances,
  December 31, 2002           20,089,016   (20,817,087)   (705,386)
                             -----------  -------------  ----------

Sale of Networld                 352,458             -     352,458

Options to consultants            53,000             -      53,000

Shares issued for debt           144,068             -     150,000

Exercise of consultant
  Options                         98,000             -     100,000

Net loss                               -      (298,418)   (298,418)
                             -----------  -------------  ----------

Balances,
  December 31, 2003          $20,736,542  $(21,115,505)  $(348,346)
                             ===========  =============  ==========


              See accompanying summary of accounting policies and
                         notes to financial statements.

                       WORLDTEQ GROUP INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                            2003        2002
                                                         ----------  ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                               $(351,299)  $(536,797)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization                           37,091      47,532
    Bad debt                                                24,920     667,981
    Non-cash stock and option compensation                  53,000     104,300
    Change in assets and liabilities:
      Trade accounts receivable                             21,825    (554,505)
      Other current assets                                  12,574        (528)
      Accounts payable                                     (49,856)    168,115
      Accrued expenses                                      52,559      (4,550)
      Deferred revenue                                     (51,616)    (46,435)
                                                         ----------  ----------
Net cash used in operating activities                     (250,802)   (154,887)
                                                         ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment                                         -     (13,448)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from shareholder note payable, net               97,609      28,951
  Capital contribution                                           -     171,667
  Proceeds from exercise of options                        100,000           -
  Payments on notes payable                                            (50,094)
                                                         ----------  ----------
Net cash provided by financing activities                  197,609     150,524
                                                         ----------  ----------

CHANGE IN CASH                                             (53,193)    (18,045)

CASH AND CASH EQUIVALENTS, beginning of year                85,000     103,045

CASH AND CASH EQUIVALENTS, end of year                   $  31,807   $  85,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Payment of interest                                    $           $  14,953
                                                         ==========  ==========

NON-CASH FINANCING ACTIVITIES:
  Stock issued notes payable                             $ 150,000   $ 260,000
                                                         ==========  ==========
  Net liabilities assumed by Networld acquirer           $ 352,458   $       -
                                                         ==========  ==========


              See accompanying summary of accounting policies and
                         notes to financial statements.

                       WORLDTEQ GROUP INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Nature of business. WorldTeq Group International, Inc. ("WorldTeq") is a Nevada corporation formed October 13, 1997 and originally named Halo Holdings of Nevada, Inc. The name was changed to A1 Internet.com, Inc. in 1999 and again on October 15, 2002 to the current name. In 1999, WorldTeq acquired Virtual Information Express, Inc., Computer Ease LLC, and Networld Ohio, Inc. Virtual Information Express and Computer Ease were discontinued in 2000. WorldTeq sells long-distance telephone service and various Internet-related services, including website creation and hosting and internet connectivity services.

Basis of presentation. The consolidated financial statements include the accounts of WorldTeq and its wholly-owned subsidiaries, WorldTeq Corporation and NetWorld of Ohio, Inc. Significant inter-company accounts and transactions have been eliminated.

Estimates and assumptions. Preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses at the balance sheet date and for the period then ended. Actual results could differ from these estimates.

Cash and cash equivalents include all highly liquid investments purchased with original maturities of three months or less. Restricted cash is a credit card merchant cash deposit to secure customer credit card long distance payments.

Revenue recognition. Revenue from internet and long-distance services is recognized when services are rendered. Deferred revenue represents collected prepaid long-distance services.

An allowance for doubtful accounts is provided based on credit experience.

Property and Equipment. The Company calculates depreciation for financial reporting for its computers and other equipment using the straight-line method over the useful lives of the assets, estimated at 3 - 5 years.

Income taxes. Income taxes are computed using the tax liability method of accounting, whereby deferred income taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences reverse.

Advertising costs. Advertising costs are expensed as incurred.

Loss per Share. Basic loss per share equals net loss divided by weighted average shares outstanding during the year. Diluted earnings per share include the impact of common stock equivalents using the treasury stock method when the effect is dilutive. There were no common stock equivalents during 2003 or 2002.

Stock based compensation. Stock options are accounted for by following Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and by following Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation, which established a fair-value-based method of accounting for stock-based compensation plans.

Had compensation cost for the WorldTeq's stock-based compensation plan for employees been determined based on the fair value at the grant dates for awards under those plans consistent with the Black-Scholes option-pricing model suggested by FASB Statement 123, the Company's net losses and loss per share would have been increased to the pro forma amount indicated below:


                                                 2003         2002
                                             ------------  ----------

Net loss available for common
  shareholders         -As reported          $(  298,418)  $(536,797)
                       -Pro forma             (  298,418)   (536,797)
Net loss per share     -As reported          $      (.01)  $    (.03)
                       -Pro forma                   (.01)       (.03)


New Accounting Principles. WorldTeq does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its financial position, results of operations or cash flow.


NOTE 2 - GOING CONCERN

The financial statements have been prepared assuming that WorldTeq will continue as a going concern. WorldTeq has a significant accumulated deficit and working capital deficiency at December 31, 2003 and is unable to meet its obligations as they come due; all of which raise substantial doubt about WorldTeq's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might be necessary should WorldTeq be unable to continue as a going concern.

The continued support of WorldTeq's creditors, lenders and shareholders is required in order for WorldTeq to continue as a going concern. Management's plans to support WorldTeq's operations include cutting overhead costs, borrowing additional funds and raising additional capital. WorldTeq's inability to obtain additional capital or obtain such capital on favorable terms could have a material adverse effect on its financial position, results of operations and its ability to continue operations.


NOTE 3 - Sale of Networld

In May 2003, WorldTeq sold its Networld of Ohio subsidiary to a company owned by the majority stockholder for $1 and the assumption of approximately $352,000 in net liabilities. The transaction was recorded as an increase in additional paid in capital in 2003.


NOTE 4 - NOTE PAYABLE TO STOCKHOLDER

In February 2003, WorldTeq signed a note with the majority stockholder. This note is secured by all asset of WorldTeq, bears interest at 8% and is due in monthly installments of $4,000, with the balance due February 2004.
The note is convertible at the option of the holder at $.10 per share or the average of the closing bid price for the prior 20 day period. During 2003, the holder of the note converted $100,000 into 5,343,511 shares of common stock.

NOTE 5 - NOTE PAYABLE

This note is past due and incurs interest at 15% and is convertible at the option of the holder at $.10 per share or the average of the closing price for the prior 20 day period. During 2003, the holder of the note converted $50,000 into 588,235 shares of common stock.


NOTE 6 - INCOME TAXES

WorldTeq has had losses since inception and therefore has no income tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $20,400,000 at December 31, 2003, and will expire in various years through 2023.

Deferred income taxes consist of the following at December 31, 2003:

Long-term:
    Deferred tax assets  $ 6,900,000
    Valuation allowance   (6,900,000)
                         ------------
                         $         -
                         ============

NOTE 7 - PREFERRED STOCK

Series A Convertible Preferred Stock was issued in 1999 for net proceeds of $3,602,560. It is convertible into the Company's common stock at any time at the option of the holder on a one-for-one basis. This series is non-voting and pays no dividends. The liquidation value is $4.50 per share.

Preferred stockholders have converted 60,000 shares of preferred stock into 60,000 shares of common stock.


Note 8 - COMMON STOCK

In 2003, WorldTeq issued 2,000,000 shares of common stock for $100,000 related to the exercise of warrants issued during 2003.

In 2003, note holders converted $150,000 into 5,931,746 shares of common sotck (see notes 4 and 5).

In 2002, WorldTeq recorded expense totaling $104,300 related to stock issued for services. The stock was valued at the trading price on the date of issuance. 100,000 shares were issued to a consultant for investor relations services, 200,000 shares were issued to the president and majority shareholder as a bonus and the remaining 120,000 shares were issued to various employees as a bonus.

In 2002, WorldTeq recorded a $110,000 reduction in note payable to the majority shareholder in exchange for 920,000 shares of common stock. The transaction was approved by the board of directors.

In 2002, WorldTeq recorded 60,000 shares of common stock issued in exchange for 60,000 shares of preferred stock.

In 2002, 100,000 shares of common stock were returned to WorldTeq by a stockholder. These shares were retired in 2003.


NOTE 9 - STOCK OPTIONS AND WARRANTS

WorldTeq's Stock Option Plan provides for the grant of both qualified and non-qualified options to directors, employees and consultants of WorldTeq, and opportunities for directors, officers, employees and consultants of WorldTeq to make purchases of stock in WorldTeq. In addition, WorldTeq issues stock warrants from time to time to employees, consultants, stockholders and creditors as additional financial incentives. The plan and warrants issuance are administered by the Board of Directors of WorldTeq, who have substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any.

WorldTeq uses the intrinsic value method of calculating compensation expense for employees, as described and recommended by APB Opinion 25, and allowed by FASB Statement 123. During the years ended December 31, 2003 and 2002, no compensation expense was recognized for the issuance of options and warrants to employees, because no option prices were below market prices at the date of grant

No options were issued to employee in 2003 or 2002.

During the year ended December 31, 2003, WorldTeq issued 2,000,000 options to consultants whose stock-based compensation must be recorded at fair value calculated using Black Scholes. The compensation cost record for these warrants was $53,000. Variables used in the Black-Scholes option-pricing model include
(1) 1.5% risk-free interest rate, (2) expected life of one year, (3) 100% volatility and (4) zero expected dividends.

Summary information regarding options and warrants is as follows:


                                            Weighted                   Weighted
                                            Average                    average
                                Options   Share Price    Warrants    Share Price
                               ---------  ------------  -----------  ------------

Year ended December 31, 2002:
-----------------------------
  Outstanding, 2001            1,232,000           .29   4,036,650   $         66
  Granted                              -             -           -              -
                               ---------  ------------  -----------  ------------
Outstanding at
  December 31, 2002            1,232,000           .29   4,036,650            .66

Year ended December 31, 2003:
-----------------------------
  Granted                              -             -   2,000,000            .10
  Excersiced                           -             -  (2,000,000)             -
                               ---------  ------------  -----------  ------------
Outstanding at

  December 31, 2003            1,232,000  $        .29   4,036,650   $        .66
                               =========  ============  ===========  ============

Options outstanding and exercisable as of December 31, 2003:

                                - - Outstanding - -        Exercisable
                                 Number   Remaining             Number
       Exercise Price         of Shares        life          of Shares
                              ---------  ----------  -----------------

       .29                       87,000     2 years             87,000
       .29                      145,000     3 years            145,000
       .29                      600,000     4 years            600,000
       .29                      400,000     5 years            400,000
                              ----------             -----------------
                              1,232,000                      1,232,000
                              ==========             =================


Warrants out standing and exercisable as of December 31, 2003:

                            - - Outstanding - -            Exercisable
                             Number    Remaining                Number
Exercise Price            of Shares         life             of Shares
                     ---------------  ------------  ------------------
     5.50                    386,650      1 years              386,650
     2.75                    150,000      3 years              150,000
      .10                    500,000      1 years              500,000
      .03                  3,000,000      3 years            3,000,000
                     ---------------                ------------------
                           4,036,650                         4,036,650
                     ===============                ==================


NOTE 10 - COMMITMENTS AND CONTINGENCIES

WorldTeq has a dispute with its former long-distance carrier, relating to the balance due owed to the carrier in 2002 when the relationship terminated. At December 31, 2002 WorldTeq had a liability recorded of approximately $222,000 and received a credit totaling approximately $81,000 during 2003 leaving a liability of approximately $141,000 at December 31, 2003. However, Worldteq had been invoiced approximately $710,000. The disputed difference of approximately 488,000 relates mainly to charges incurred at various payphones. WorldTeq obtained a waiver from liability from the payphones owner and from Qwest for any of these charges. Management is currently in contact with Qwest and the differences are being reviewed by the Qwest. Management believes WorldTeq is not liable for the charges since waivers were obtained and has not recorded any liability related to these payphone fees. If WorldTeq is ultimately responsible for the charges they would be required to record an additional liability of approximately $488,000. The carrier has not made demand for payment of the balance since early 2003.

NOTE 11 - MAJOR CUSTOMERS AND VENDORS

One customer accounted for approximately 30% of Worldteq's revenues in 2003 and 2002. Global Crossing accounted for approximately 90% of long-distance carrier purchases in 2003 and 2002.

NOTE 12 - SUBSEQUENT EVENTS

In January and February 2004 Worldteq received $100,000 from the exercise of 2,000,000 options issued in 2004.

In February 2004, Worldteq purchased long-distance customer base for $50,000 in cash.

               WORLDTEQ GROUP INTERNATIONAL, INC. AND SUBSIDIARIES
                              CONSOLIDATED BALANCE SHEET
                                    MARCH 31, 2004
                                     (UNAUDITED)
                                     -----------


Assets
Current Assets:
      Restricted Cash                                $ 31,807
      Accounts Receivable                                           51,512
      Other Current Assets                                             500
                                                     ----------------------
         Total current assets                                       83,819
                                                     ----------------------

Equipment, net                                                      10,800

Customer base                                                       47,917
                                                     ----------------------
Total assets                                         $142,536
                                                     ======================

Current Liabilities
      Convertible note payable to stockholder        $144,628
      Convertible note payable                                      46,136
      Accounts Payable                                             250,871
      Accrued expenses                                              64,597
                                                     ----------------------
        Total current liabilities                                  506,232
                                                     ----------------------

Commitments and contingencies

Stockholders' Deficit
      Convertible preferred stock, $.001 par value,
        5,000,000 shares authorized, 911,553 shares
        issued and outstanding                                         911
      Common stock, $.001 par value, 100,000,000
        shares authorized, 31,705,746 shares issued
        and outstanding                                             31,706
      Paid in capital                                           21,054,542
      Retained deficit                                         (21,450,855)
                                                     ----------------------
      Total stockholders' deficit                                 (363,696)
                                                     ----------------------
Total liabilities and stockholders' deficit          $142,536
                                                     ======================

              WORLDTEQ GROUP INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------
                                  (UNAUDITED)
                                  -----------


                                                   Three Months Ended
                                                        March 31,
                                               --------------------------
                                                   2004          2003
                                               ------------  ------------
Sales                                          $   117,540   $   382,444
Cost of Sales                                       82,691       209,060
                                               ------------  ------------
  Gross profit                                      34,849       173,384

Selling, general and administrative expenses       314,430       310,211
                                               ------------  ------------

  Income (loss) from operations                   (279,581)     (136,827)

Interest Expense                                     2,888         9,706
                                               ------------  ------------

Net income (loss)                              $  (282,469)  $  (146,533)
                                               ============  ============
Basic and diluted income (loss) per share:     $     (0.01)  $     (0.01)
                                               ============  ============
Weighted Average Shares Outstanding             31,139,524    21,630,000
                                               ============  ============

              WORLDTEQ GROUP INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS CASH FLOWS
                       ----------------------------------
                                  (UNAUDITED)
                                  -----------


                                                   Three Months Ended
                                                        March 31,
                                                ------------------------
Cash Flows Used in Operating Activities             2004        2003
                                                ------------------------
Net Income (Loss)                               $  (282,469)  $(146,533)
Adjustments to reconcile net income (loss) to
   net cash used in operating activities:
   Depreciation and amortization                      6,549       9,843
   Stock option expense                             220,000           -
   Change in:
      Accounts Receivable                           (19,283)     10,328
     Other Current Assets                                 -      (5,560)
     Accounts Payable                                 6,922      27,929
     Accrued Expenses                                20,925      16,011
     Deferred Revenue                                     -     (21,983)
                                                ------------  ----------
Net Cash Used In Operating Activities               (47,356)   (109,965)
                                                ------------  ----------
Cash Flows Used In Investing Activities
    Purchases of customer base                      (50,000)          -
                                                ------------  ----------
Cash Flows Provided By Financing Activities
    Proceeds from shareholder note payable                -      80,015
    Exercise of stock options                       100,000           -
    Payments on note payable                         (2,644)        (50)
                                                ------------  ----------
Net cash from financing activities                   97,356      79,965
                                                ------------  ----------

Net Change in Cash                                        -     (30,000)
Cash - beginning of year                                  -      85,000

                                                ------------  ----------

Cash - End of Quarter                           $         -   $  55,000
                                                ============  ==========

               WORLDTEQ GROUP INTERNATIONAL, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATMENTS
                                 March 31, 2004
                                   (Unaudited)

NOTE 1 - BASIS OF PRESENTATION


The interim financial statements and summarized notes included herein were prepared in accordance with accounting principals generally accepted in the United States of America for interim financial information, pursuant to rules and regulations of the Securities and Exchange Commission. Because certain information and notes normally included in complete financial statements prepared in accordance with accounting principals generally accepted in the United States of America were condensed or omitted pursuant to such rules and regulations, it is suggested that these financial statements be read in conjunction with the Consolidated Financial Statements and the Notes thereto, included in Worldteq's Report 10KSB filed April 19, 2004. These interim financial statements and notes hereto reflect all adjustments that are, in the opinion of management, necessary for a fair statement of results for the interim periods presented. Such financial results should not be construed as necessarily indicative of future results.



STOCK BASED COMPENSATION:

The Company accounts for its employee stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Worldteq granted options to purchase 2,350,000 shares of common stock to two employees during the three months ending March 31, 2004. All options begin vesting six months after the date issued, February 25, 2004, and vest 1/36 each month thereafter, have an exercise price of $.13 per share and expire 10 years from the date of grant.

The following table illustrates the effect on net loss and net loss per share if Worldteq had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                             Three Months Ended
                                                                                   March 31,
                                                                          ------------------------
                                                                              2004         2003
                                                                          ------------  ----------

Net loss available to common
stockholders, as reported                                                 $  (282,469)  $(146,533)

Less:  stock based compensation determined under fair value based method            -           -
                                                                          ------------  ----------

  Pro forma net loss                                                      $  (282,469)  $(146,533)
                                                                          ============  ==========

  Basic and diluted net loss per share
      As reported                                                         $     (0.01)  $   (0.01)
                                                                          ============  ==========
      Pro forma                                                           $     (0.01)  $   (0.01)
                                                                          ============  ==========

NOTE 2 - COMMON STOCK


During the three months ended March 31, 2004, Worldteq issued 2,000,000 shares of common stock to consultants resulting in $220,000 of expense. The expense was calculated using the black scholes pricing model with the following assumptions:
Volatility  of  161%,  1  year  life,  0% dividend yield and a 3% discount rate.

During the quarter ended March 31, 2004, preferred stockholders converted 144,000 shares of preferred stock into 144,000 shares of common stock.

NOTE 3 - CUSTOMER BASE

During the three months ended March 31, 2004, Worldteq purchased a customer base from a third party for $50,000 cash. The customer base is being amortized over 48 months.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company intends to maintain insurance against all liability incurred by its officers and directors in defense of any actions to which they may be made parties by reason of their positions as officers and directors and is in the process of obtaining this insurance.

Nevada law authorizes a Nevada corporation to indemnify its officers and directors against claims or liabilities arising out of such person's conduct as officers or directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. The Articles of Incorporation provide for indemnification of the directors and officers of the Company. In addition, the Bylaws of the Company provide for indemnification of the directors, officers, employees, or agents of the Company. In general, these provisions provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT:

          SEC Registration fee                    $    228.04
          Accounting fees and expenses             10,000.00*
          Legal fees and expenses                  15,000.00*
          Transfer Agent and Registrar fees          1,000.00
          Miscellaneous                              5,000.00
                                                  -----------
          TOTAL                                   $31,228.04*
                                                  ===========


          *  Estimated


                     RECENT SALES OF UNREGISTERED SECURITIES

We made the following sales of unregistered common stock in the three-year period preceding the date of this Registration Statement:

In October of 2001, we issued a stock purchase warrant to Bruce Bertman, our previous CEO, to purchase 3,000,000 shares of common stock at an exercise price of $0.03 per share. This warrant expires October of 2006. We are registering these shares on this registration statement.

During September 2003 we issued 5,343,511 shares of our common stock to Bruce Bertman, the previous CEO of WorldTeq Group International, Inc., in exchange for forgiveness of debt in the amount of $100,000. During October 2003 we issued 588,235 shares of our common stock to Howard Lieberman, father of the current CEO, Jeffrey Lieberman, in exchange for forgiveness of debt in the amount of $50,000.

In September 2003, in exchange for investment banking services, we issued stock purchase warrants to Aero Financial, Inc. to purchase 1,000,000 shares of common stock at a purchase price of $0.10 per share. These shares later were registered under the Form S-8 filed in October 2003.

In October 2003, in exchange for investor relations services we issued stock purchase warrants to Jim Price and Tim Rieu to purchase 4,000,000 shares of common stock at a purchase price of $0.05 per share under the 2003 Stock Option Plan. In October 2003, Jim

Price and Tim Rieu each exercised 1,000,000 shares underlying the warrants. Additionally, in January 2004, they exercised the remaining 1,000,000 shares underlying their warrants. These shares were later registered on Form S-8, dated October 29, 2003.

In January 2004, we issued stock purchase warrants to XCL Partners, Inc. to purchase 1,000,000 shares of common stock at an exercise price of $0.15 per share, 1,000,000 shares of common stock at an exercise price of $0.20 per share, and 2,000,000 shares of common stock at an exercise price of $0.25 per share. In addition we also issued a stock purchase warrant to Chesapeake Group, Inc. to purchase 1,000,000 shares of common stock at an exercise price of $.25 per share. We are registering these shares on this registration statement.

In February 2004, we registered 3,350,000 shares under our 2004 Employee Stock Option Plan on a Form S-8. We granted our CEO, Jeffrey Lieberman an option to purchase 2,000,000 shares at an exercise price of $0.13 per share. We also granted our VP of Sales, Brian Rosinski an option to purchase 350,000 shares at an exercise price of $0.13 per share. For both options, 16.667% of the Shares subject to the Option shall vest six months after February 25, 2004, and 1/36 of the Shares subject to the Option shall vest each month thereafter, subject to the Optionee continuing to be a Service Provider on such dates.

No underwriters were involved in the foregoing stock transactions. The securities issued in connection with each of the above financings were private transactions, in reliance on an exemption from registration under Section 4(2) and Rule 506 of Regulation D of the Securities Act, promulgated thereunder, because each offering was a non-public offering to accredited investors. The shares are subject to registration restrictions for a period of two years.


                                    EXHIBITS

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean WorldTeq Group International, Inc., a Nevada corporation.

-------------------------------------------------------------------------
Exhibit No.                      Document Description
-----------  ------------------------------------------------------------
     3.1     Articles of Incorporation of the Registrant, as A1
             Internet.com Inc. (filed as Exhibit 3.1.A to A1 Internet's
             First Amendment to Form 10-SB12G filed as of November 17,
             999, No. 000-27243, and incorporated herein by reference).
-----------  ------------------------------------------------------------
     3.2     Certificate of Amendment of Articles of Incorporation (filed as Exhibit 3.B to A1 Internet's First Amendment to Form 10-
             SB12G filed as of November 17, 1999, No. 000-27243, and
             incorporated herein by reference).
-----------  ------------------------------------------------------------
     3.3     Amended and Restated Bylaws of the Registrant, as Halo
             Holdings of Nevada, Inc. (filed as Exhibit 3.II to A1
             Internet's First Amendment to Form 10-SB12G filed as of
             November 17, 1999, No. 000-27243, and incorporated herein by reference).
-----------  ------------------------------------------------------------
     5.1     Opinion of Jonathan Ram Dariyanani, Esq.*
-----------  ------------------------------------------------------------
     10.1    WorldTeq 2003 Individual Stock Plan of the Registrant
             (incorporated by reference to the Registrant's Registration
             Statement on Form S-8 filed with the Commission on October
             29, 2003, No. 333-110047).
-----------  ------------------------------------------------------------
     10.2    WorldTeq 2004 Employee Stock Option Plan of the Registrant
             (incorporated by reference to the Registrant's Registration
             Statement on Form S-8 filed with the Commission on March 16,
             2004, No. 333-113633).
-----------  ------------------------------------------------------------
     10.3    Warrant Agreement between the Registrant and James Price,
             Originally Executed on October 21, 2003 (incorporated by
             reference to the Registrant's Form 10KSB filed with the
             Commission on April 20, 2004, No. 000-27243).
-------------------------------------------------------------------------


                                                                              48

-------------------------------------------------------------------------
     10.4    Warrant Agreement between the Registrant and Timothy Rieu,
             Originally Executed on October 21, 2003 (incorporated by
             reference to the Registrant's Form 10KSB filed with the
             Commission on April 20, 2004, No. 000-27243).
-----------  ------------------------------------------------------------
     10.5    Consulting Agreement with Aero Financial for investment
             banking consulting services, dated September 30, 2003
             (incorporated by reference to the Registrant's Form 10KSB
             filed with the Commission on April 20, 2004, No. 000-27243).
-----------  ------------------------------------------------------------
     10.6    Warrant Agreement between the Registrant and XCL Partners, dated January 5, 2004.
-----------  ------------------------------------------------------------
     10.7    Warrant Agreement between the Registrant and Chesapeake
             Group, dated January 6, 2004.
-----------  ------------------------------------------------------------
     10.8    Warrant Agreement between the Registrant and Bruce Bertman, dated October 15, 2001.
-----------  ------------------------------------------------------------
     10.9    Letter from Bruce Bertman requesting conversion of $100,000 debt into 5,343,511 shares of common stock, dated August 18,
                                                                    2003.
-----------  ------------------------------------------------------------
     23.1    Consent of Auditor
-----------  ------------------------------------------------------------
     23.2    Consent of Legal Expert, Jonathan Ram Dariyanani, Esq.
-------------------------------------------------------------------------


                                  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our sole director and controlling person under the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one or more of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one or more of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act or otherwise and will be governed by the final adjudication of such issue.

We hereby undertake:

(1) to  file  during  any  period  in  which  we  offer  or sell  securities,  a post-effective amendment to this registration statement: (a) to include any prospectus required by Section 10(a)(3) of the Securities Act; (b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Securities and Exchange Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and (c) to include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

[Inside back cover art]

(Outside back cover page)


Dealer prospectus delivery obligation

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to delivery a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Rockville, State of Maryland on June 5, 2004.

WorldTeq Group International, Inc,

By: /s/ Jeffrey Lieberman
Jeffrey Lieberman, chief executive officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By: /s/ Jeffrey Lieberman
James Price, chief executive officer
June 5, 2004

/s/ Jeffrey Lieberman
Jeffrey Lieberman, principal financial officer
June 5, 2004

/s/ Jeffrey Lieberman
June 5, 2004

/s/ Jeffrey Lieberman
Jeffrey Lieberman, director
June 5, 2004